Filed pursuant to Rule 424(b)(2)
SEC File No. 333-204903

Calculation of Registration Fee

Title of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
7.625% Subordinated Notes due 2055	$115,000,000	$13,363

(1)	Calculated in accordance with Rule 457(o) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). Payment of the registration fee at the time of filing of the registrant’s registration statement on Form S-3ASR, filed with the Securities and Exchange Commission on June 12, 2015 (File No. 333-204903), was deferred pursuant to Rules 456(b) and 457(r) under the Securities Act.

PROSPECTUS SUPPLEMENT

(To Prospectus dated June 12, 2015)

$100,000,000

7.625% SUBORDINATED NOTES DUE 2055

We are offering $100,000,000 of 7.625% Subordinated Notes due 2055, which we refer to as the “Notes” in this prospectus supplement and as “subordinated debt securities” in the accompanying prospectus. The Notes will accrue interest at an annual rate equal to 7.625%, which will be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing December 15, 2015. The Notes will have a maturity date of September 15, 2055. We have the right to redeem the Notes in $25 increments in whole or in part on September 15, 2020, or on any date thereafter, at a redemption price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest to, but not including, the date of redemption. The Notes will be issued in minimum denominations of $25 and integral multiples thereof. The Notes are a new issue of securities with no established trading market. We intend to apply to list the Notes on the NASDAQ Global Market (“NASDAQ”) under the symbol “NGHCZ” and, if the application is approved, we expect trading in the Notes on NASDAQ to begin within 30 days after the Notes are first issued.

The Notes will be our subordinated unsecured obligations and will rank (i) senior in right of payment to any future junior subordinated debt, (ii) equally in right of payment with any unsecured, subordinated debt that we incur in the future that ranks equally with the Notes, and (iii) subordinate in right of payment to any of our existing and future senior debt, including amounts outstanding under our $135 million revolving credit facility and our 6.75% senior notes due 2024 with an aggregate principal amount outstanding of $250 million and certain of our other obligations. In addition, the Notes will be structurally subordinated to all existing and future indebtedness, liabilities and other obligations of our subsidiaries.

For a more detailed description of the Notes, see “Description of the Notes” beginning on page S-17.

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-11 of this prospectus supplement and on page 2 of the accompanying prospectus, as well as the risks described in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, to read about important factors you should consider before making a decision to invest in the Notes.

	Per Note	Total(2)
Price to Public(1)	100.00%	$100,000,000
Underwriting Discounts and Commissions	3.15%	$3,150,000
Net Proceeds to National General Holdings Corp.	96.85%	$96,850,000

(1)	Plus accrued interest, if any, from August 18, 2015, if settlement occurs after that date.
(2)	Assumes no exercise of the underwriters’ over-allotment option described below.

Neither the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

We have granted the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an additional $15,000,000 aggregate principal amount of Notes solely to cover over-allotments at the public offering price, less the underwriting discount. If the underwriters exercise this option in full, upon the exercise of the option, the total underwriting discount will be $3,622,500 and the total proceeds to us before expenses will be $111,377,500.

The underwriters expect to deliver the Notes in book-entry form only through the facilities of The Depository Trust Company and its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about August 18, 2015.

Joint Book-Running Managers
Morgan Stanley	UBS Investment Bank	Keefe, Bruyette & Woods A Stifel Company

Co-Manager

JMP Securities

The date of this prospectus supplement is August 11, 2015.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectus filed by us with the Securities and Exchange Commission, or the SEC, for use in connection with this offering. We have not, and the underwriters have not, authorized anyone to provide you with different or additional information and, accordingly, you should not rely on any such information if it is provided to you. We are not, and the underwriters are not, making an offer to sell, or the solicitation of an offer to buy, any of these securities in any jurisdiction where such an offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any such free writing prospectus is accurate as of any date other than the respective dates of the related documents or the incorporated documents, as the case may be.

References in this prospectus supplement and the accompanying prospectus to “we,” “us,” “our,” “the Company” or “National General” or other similar terms refer to National General Holdings Corp. and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise. Additionally, in this prospectus supplement and the accompanying prospectus, unless otherwise stated or the context otherwise requires, references to “dollars” or “$” are to the lawful currency of the United States.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying prospectus that is also a part of this document. The accompanying prospectus is part of a registration statement that we filed with the SEC using a shelf registration process. Under the shelf registration process, from time to time, we may offer debt securities, common stock, preferred stock, depositary shares, warrants and units. In the accompanying prospectus, we provide you with a general description of the securities we may offer from time to time under this shelf registration statement. In this prospectus supplement, we provide you with specific information about the Notes that we are selling in this offering. Both this prospectus supplement and the accompanying prospectus include, or incorporate by reference, important information about us, the securities being offered and other information you should know before making a decision to invest in the Notes. This prospectus supplement also adds to, updates and changes information contained or incorporated by reference in the accompanying prospectus. If any specific information regarding the Notes in this prospectus supplement is inconsistent with the more general description of the securities in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. You should read this prospectus supplement, the accompanying prospectus and any free writing prospectus we file with the SEC in connection with this offering, as well as the additional information described under “Where You Can Find More Information; Incorporation by Reference” in this prospectus supplement, before making a decision to invest in the Notes. In particular, you should review the information under the heading “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2014, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015, each of which is incorporated by reference herein.

SUMMARY

The information below is only a summary of more detailed information included elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all the information that you should consider before making a decision to invest in the securities in this offering. The other information is important, so please read this entire prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference herein, carefully. In particular, you should review the information under the heading “Risk Factors” in this prospectus supplement, the accompanying prospectus and included in our Annual Report on Form 10-K for the year ended December 31, 2014, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015, each of which is incorporated by reference herein.

OUR COMPANY

Overview

We are a specialty personal lines insurance holding company. Through our subsidiaries, we provide a variety of insurance products, including personal and commercial automobile, supplemental health, homeowners and umbrella and other niche insurance products. We sell insurance products with a focus on underwriting profitability through a combination of our customized and predictive analytics and our technology driven low cost infrastructure.

Our automobile insurance products protect our customers against losses due to physical damage to their motor vehicles, bodily injury and liability to others for personal injury or property damage arising out of auto accidents. Our homeowners and umbrella insurance products protect our customers against losses to dwellings and contents from a variety of perils, as well as coverage for personal liability. We offer our property and casualty (“P&C”) insurance products through a network of approximately 19,000 independent agents, a number of affinity partners and through direct-response marketing programs. We have approximately one and a half million P&C policyholders.

We launched our accident and health (“A&H”) business in 2012 to provide accident and non-major medical health insurance products targeting our existing P&C policyholders and the anticipated emerging market of employed persons who are uninsured or underinsured. We market our and other carriers’ A&H insurance products through a multi-pronged distribution platform that includes a network of over 4,300 independent agents, direct-to-consumer marketing, wholesaling and worksite marketing.

We are licensed to operate in 50 states and the District of Columbia, but focus on underserved niche markets. Approximately 84% of our P&C premium written is originated in eleven core states: North Carolina, New York, California, Florida, New Jersey, Louisiana, Massachusetts, Connecticut, Texas, Virginia and Michigan. For the years ended December 31, 2014, 2013 and 2012, our gross premium written was $2,135 million, $1,339 million and $1,352 million, net premium written was $1,870 million, $679 million and $632 million and total consolidated revenues were $1,862 million, $932 million and $808 million, respectively.

Our company (formerly known as American Capital Acquisition Corporation) was formed in 2009 to acquire the private passenger auto business of the U.S. consumer property and casualty insurance segment of General Motors Acceptance Corporation (now known as Ally Financial), which operations date back to 1939. We acquired this business on March 1, 2010.

Our wholly owned subsidiaries include fifteen regulated domestic insurance companies, of which fourteen write primarily P&C insurance and one writes solely A&H insurance. Our insurance subsidiaries have been assigned an “A-” (Excellent) group rating by A.M. Best Company, Inc.

Business Segments

We are a specialty national carrier with regional focuses. We manage our business through two segments:

•	Property and Casualty (“P&C”)—Our P&C segment operates its business through two primary distribution channels: agency and affinity. Our agency channel focuses primarily on writing standard, preferred and nonstandard auto coverage and homeowners and umbrella coverage through our network of over 19,000 independent agents. In our affinity channel, we partner with a number of affinity groups and membership organizations to deliver insurance products tailored to the needs of our affinity partners’ members or customers under our affinity partners’ brand name or label, which we refer to as selling on a “white label” basis. A primary focus of a number of our affinity relationships is providing recreational vehicle coverage, of which we believe we are one of the top writers in the U.S.

•	Accident and Health (“A&H”)—Our A&H segment was formed in 2012 to provide accident and non-major medical health insurance products targeting our existing insureds and the anticipated emerging market of uninsured or underinsured employees. Through a number of recent acquisitions of both carriers and general agencies, including Velapoint, LLC, our call center general agency, and National Health Insurance Company, a life and health insurance carrier established in 1979, and Euro Accident Health & Care Insurance Aktiebolag (“EuroAccident”), our European group life and health insurance managing general agent, we have assembled a multi-pronged distribution platform that includes direct-to-consumer marketing through our call center agency, selling through independent agents, wholesaling insurance products through large general agencies/program managers and, through our affinity relationships, worksite marketing through employers.

Additional financial information regarding our segments and additional information regarding the products we sell and the distribution channels through which we sell them is presented in our Annual Report on Form 10-K for the year ended December 31, 2014 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015, each of which is incorporated by reference herein. See “Where You Can Find More Information; Incorporation by Reference” in this prospectus supplement.

Recent Developments

On July 15, 2015, we entered into a master transaction agreement (the “Master Transaction Agreement”) with QBE Investments (North America), Inc., a Delaware corporation (“QBE Parent”) and QBE Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of QBE Parent (“Seller” and together with QBE Parent, “QBE”), pursuant to which, subject to the satisfaction or waiver of the conditions set forth in the Master Transaction Agreement, we agreed to purchase QBE’s lender placed insurance business (“LPI Business”), including (i) acquiring certain of QBE’s affiliates engaged in the LPI Business and (ii) entering into a loss portfolio reinsurance agreement and quota share reinsurance agreement with an affiliate of QBE pursuant to which an affiliate of ours, as reinsurer, will provide loss portfolio and 100% quota share reinsurance coverage with respect to the LPI Business (the “QBE Transaction”).

At the closing of the QBE Transaction, we will pay aggregate consideration in an amount equal to $90 million, subject to certain adjustments based upon the closing date working capital of certain of QBE’s affiliates engaged in the LPI Business that are expected to be acquired by us. The QBE Transaction is subject to approval of governmental authorities and other customary closing conditions. The QBE Transaction is expected to close in the third quarter of 2015.

Concurrent with this offering of Notes, we are offering 10,000,000 shares of our common stock in an underwritten public offering, or up to 11,500,000 shares of common stock if the underwriters in that offering exercise their over-allotment option in full. After deducting underwriting discounts and estimated offering expenses, we expect that our net proceeds from the common stock offering will total approximately $183,050,000 million. We intend to use the net proceeds from the issuance of the common stock for our general corporate purposes, including strategic acquisitions, and to support our current and future policy writings. Neither offering is contingent on the successful completion of the other.

CORPORATE AND OTHER INFORMATION

Our principal executive offices are located at 59 Maiden Lane, 38th Floor, New York, New York 10038, and our telephone number at that location is (212) 380-9500.

Our website address is http://www.nationalgeneral.com. Our internet website and the information contained therein or connected thereto are not intended to be incorporated by reference into this prospectus supplement and the accompanying prospectus.

This prospectus supplement refers to brand names, trademarks, service marks and trade names of us and other companies and organizations, and these brand names, trademarks, service marks and trade names are the property of their respective holders.

THE OFFERING

The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the Notes, see “Description of the Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.

Issuer	National General Holdings Corp. (“National General”)

Securities offered	$100,000,000 principal amount of 7.625% Subordinated Notes due September 15, 2055 ($115,000,000 principal amount if the underwriters exercise their over-allotment option in full) issued in minimum denominations of $25 and integral multiples thereof.

Maturity Date	The Notes will mature on September 15, 2055.

Interest Rate	The Notes will bear interest at a rate of 7.625% per year, computed on the basis of a 360-day year of twelve 30- day months, payable quarterly in arrears.

Interest Payment Dates	March 15, June 15, September 15 and December 15, commencing on December 15, 2015, to holders of record at the close of business on the immediately preceding March 1, June 1, September 1 or December 1 (whether or not a business day). If a scheduled interest payment date is not a business day, interest will be paid on the next succeeding business day.

Optional Redemption	We may redeem the Notes in $25 increments in whole or in part on September 15, 2020, or on any date thereafter, at a redemption price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest to, but not including, the date of redemption. If we redeem only a portion of the Notes on any date of redemption, we may subsequently redeem additional Notes.

No Security or Guarantees	None of our obligations under the Notes will be secured by collateral or guaranteed by our subsidiaries, any of our other affiliates or any other persons.

Subordination; Ranking	The Notes will be our subordinated unsecured obligations and will rank (i) senior in right of payment to any future junior subordinated debt, (ii) equally in right of payment with any unsecured, subordinated debt that we incur in the future that ranks equally with the Notes, and (iii) subordinate in right of payment to any of our existing and future senior debt, including amounts outstanding under our $135 million revolving credit facility (the “revolving credit facility”) and our 6.75% senior notes due 2024 with an aggregate principal amount outstanding of

$250 million. In addition, the Notes will be structurally subordinated to all existing and future indebtedness, liabilities and other obligations of our subsidiaries, and certain of our other obligations. See “Description of the Notes—Ranking” in this prospectus supplement for more information regarding the subordination of the Notes.

Use of Proceeds	We estimate that the net proceeds to us from the sale of the Notes issued in this offering will be approximately $96,550,000 (or $111,077,500 if the underwriters exercise their over-allotment option in full) after deducting underwriting discounts and our estimated offering expenses. We intend to use the net proceeds of this offering for general corporate purposes, including strategic acquisitions and to support our current and future policy writings. See “Use of Proceeds” in this prospectus supplement.

Book-Entry	The Notes will be represented by one or more permanent global notes. Each global note representing book-entry notes will be deposited with the trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of a nominee designated by DTC. Each beneficial interest in a global note is referred to as a book-entry note. Investors may elect to hold their book-entry notes through another clearing system but only in the manner described in this prospectus supplement and the accompanying prospectus. Any such book-entry notes may not be exchanged for certificated securities except in limited circumstances described in this prospectus supplement. For additional information, see “Book-Entry System” in this prospectus supplement.

Listing	We intend to apply to list the Notes on NASDAQ under the symbol “NGHCZ.” If the application is approved, we expect trading in the Notes on NASDAQ to begin within 30 days of August 18, 2015, the original issue date.

Further Issuances	We may, from time to time, without the consent of the holders of the Notes, create and issue additional notes having the same terms and conditions as the Notes that are equal in rank to the Notes offered by this prospectus supplement and the accompanying prospectus in all respects (or in all respects except for the issue date, the issue price and, if applicable, the first interest payment date and the initial interest accrual date). If issued, these notes will be consolidated and form a single series with the Notes, provided, however, that a separate CUSIP, Common Code or ISIN, as applicable, will be issued for any additional notes unless the additional notes and the Notes of such series offered under this prospectus supplement are fungible for U.S. federal income tax purposes.

Indenture and the Trustee	The Notes will be issued pursuant to the base indenture dated as of May 23, 2014 between us and The Bank of New York Mellon, as trustee, as supplemented by a supplemental indenture with respect to the Notes to be dated as of the date of the original issuance of the Notes on August 18, 2015.

Governing Law	The indenture governing the Notes, and the Notes, will be governed by and construed in accordance with the laws of the State of New York. The indenture will be subject to the provisions of the Trust Indenture Act of 1939, as amended.

Certain Federal Income Tax Considerations	You should consult your tax advisors concerning the U.S. federal income tax consequences of owning the Notes in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction. See “Certain U.S. Federal Income Tax Considerations” in this prospectus supplement.

Risk Factors	See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before you decide whether to make an investment in the Notes.

SUMMARY HISTORICAL FINANCIAL DATA

The following tables set forth our selected historical consolidated financial and operating information for the periods ended and as of the dates indicated, which, except for the six months ended June 30, 2015 and 2014, is derived from our audited consolidated financial statements and the notes thereto. Our consolidated balance sheet data as of June 30, 2015 and our consolidated statements of operations data for the six months ended June 30, 2015 and 2014 are derived from our unaudited condensed consolidated financial statements. In the opinion of our management, our unaudited condensed consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation of the financial information. Operating results for the six months ended June 30, 2015 are not necessarily indicative of the results that may be expected for the year ending December 31, 2015. The following information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, which appear in Part II, Items 7 and 8, respectively, of our Annual Report on Form 10-K for the year ended December 31, 2014 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the condensed consolidated financial statements and related notes, which appear in Part I, Items 2 and 1, respectively, of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, each of which is incorporated by reference herein. For more details on how you can obtain our SEC reports and other information, you should read the section entitled “Where You Can Find More Information; Incorporation by Reference” in this prospectus supplement.

							Period from March 1, 2010 (Inception) to December 31, 2010

	Six Months Ended June 30,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011
	(Amounts in Thousands, Except Percentages and per Share Data)
Selected Income Statement Data(1)
Gross premium written	$1,219,136	$1,114,615	$2,135,107	$1,338,755	$1,351,925	$1,178,891	$911,991
Ceded premiums(2)	(209,701)	(128,574)	(265,083)	(659,439)	(719,431)	(640,655)	(463,422)

Net premium written	$1,009,435	$986,041	$1,870,024	$679,316	$632,494	$538,236	$448,570
Change in unearned premium	(61,454)	(236,723)	(236,804)	8,750	(58,242)	(40,026)	112,347

Net earned premium	$947,981	$749,318	$1,633,220	$688,066	$574,252	$498,210	$560,917
Ceding commission income	15,050	6,927	12,430	87,100	89,360	77,475	49,656
Service and fee income	112,428	75,192	168,571	127,541	93,739	66,116	53,539
Net investment income	34,483	20,535	52,426	30,808	30,550	28,355	25,391
Net realized gain (loss) on investments	1,576	—	(2,892)	(1,669)	16,612	4,775	3,293
Other revenue	(170)	107	(1,660)	16	3,728	—	33,238

Total revenues	1,111,348	852,079	1,862,095	$931,862	$808,241	$674,931	$726,034
Loss and LAE	593,515	480,951	1,053,065	462,124	402,686	340,152	370,313
Acquisition costs and other underwriting expenses(3)	186,387	148,791	315,089	134,887	110,771	75,191	36,755
General and administrative expenses(4)	224,845	153,258	348,762	280,552	246,644	208,939	176,428
Interest expense	17,681	3,112	17,736	2,042	1,787	1,994	1,795

Total expenses	1,022,428	786,112	1,734,652	$879,605	$761,888	$626,276	$585,291

Income before provision for income taxes and equity in earnings (losses) of unconsolidated subsidiaries	$88,920	$65,967	$127,443	$52,257	$46,353	$48,655	$140,743
Provision for income taxes	16,278	7,760	23,876	11,140	12,309	28,301	42,416

Income before equity in earnings (losses) of unconsolidated subsidiaries and non-controlling interest	$72,642	$58,207	$103,567	$41,117	$34,044	$20,354	$98,327
Equity in earnings (losses) of unconsolidated subsidiaries	6,612	(1,487)	1,180	1,274	(1,338)	23,760	3,876

Net income	$79,254	$56,720	$104,747	$42,391	$32,706	$44,114	$102,203
Non-controlling interest	2,041	6	(2,504)	(82)	—	(14)	—

							Period from March 1, 2010 (Inception) to December 31, 2010

	Six Months Ended June 30,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011
	(Amounts in Thousands, Except Percentages and per Share Data)
Net income attributable to National General Holdings Corp.	$81,295	$56,726	$102,243	$42,309	$32,706	$44,100	$102,203
Less: cumulative dividends on preferred shares	$(5,775)	$—	$(2,291)	$(2,158)	$(4,674)	$(4,328)	$(3,537)

Net income attributable to National General Holdings Corp. common stockholders	$75,520	$56,726	$99,952	$40,151	$28,032	$39,772	$98,666

Basic earnings per share(5)	$0.81	$0.63	$1.09	$0.62	$0.62	$0.87	$2.17
Dividends declared per common share	$0.04	$0.02	$0.05	$0.01	$—	$—	$—
Weighted average shares outstanding-basic	93,528	89,526	91,499	65,018	45,555	45,555	45,555
Diluted earnings per share	$0.79	$0.62	$1.07	$0.59	$0.56	$0.75	$1.77
Weighted average shares outstanding-diluted	96,005	90,899	93,515	71,802	58,287	58,469	57,850
Net loss ratio(6)	62.6%	64.2%	64.5%	67.2%	70.1%	68.3%	66.0%
Net operating expense ratio (non-GAAP)(7)(8)	29.9%	29.4%	29.6%	29.2%	30.4%	28.2%	19.6%

Net combined ratio (non-GAAP)(7)(9)	92.5%	93.6%	94.1%	96.4%	100.5%	96.5%	85.6%

	As of June 30,	As of December 31,
	2015	2014	2013	2012	2011	2010
	(Amounts in Thousands)
Selected Balance Sheet Data
Cash and cash equivalents	$168,061	$132,615	$73,823	$39,937	$11,695	$8,275
Investments	$2,007,061	$1,866,105	$1,042,884	$951,928	$949,733	$874,910
Reinsurance recoverable	$878,666	$911,798	$950,828	$991,447	$920,719	$695,023
Premiums and other receivable, net	$766,155	$647,443	$449,252	$450,140	$387,558	$328,017
Goodwill and intangibles assets	$386,273	$319,601	$156,915	$112,935	$77,433	$79,481
Total assets	$4,707,918	$4,324,716	$2,837,515	$2,713,323	$2,524,891	$2,178,229
Reserves for loss and LAE	$1,553,572	$1,562,153	$1,259,241	$1,286,533	$1,218,412	$1,081,630
Unearned premiums	$945,775	$864,436	$476,232	$488,598	$449,598	$436,375
Deferred income tax liability	$31,296	$67,535	$24,476	$34,393	$17,262	$6,742
Notes payable	$302,884	$299,082	$81,142	$70,114	$85,550	$90,000
Common stock and additional paid-in capital	$689,904	$691,670	$437,803	$158,470	$159,940	$212,214
Preferred stock	$220,000	$55,000	$—	$53,054	$53,054	$53,054
Total equity	$1,297,141	$1,073,450	$642,867	$413,042	$361,596	$310,090

(1)	Results for a number of periods were affected by our various acquisitions from 2010 to June 30, 2015.
(2)	Premiums ceded to related parties were $44.9 million, $501.1 million, $561.4 million, $491.7 million and $264.9 million for the years ended December 31, 2014, 2013, 2012, 2011 and the period from March 1, 2010 (inception) to December 31, 2010, respectively, and $0.7 million and $43.0 million for the six months ended June 30, 2015 and 2014, respectively.
(3)	Acquisition and other underwriting costs include policy acquisition expenses, commissions paid directly to producers, premium taxes and assessments, salary and benefits and other insurance general and administrative expense which represents other costs that are directly attributable to insurance activities.
(4)	General and administrative expenses is composed of all other operating expenses, including various departmental salaries and benefits expenses for employees that are directly involved in the maintenance of policies, information systems, and accounting for insurance transactions, and other insurance expenses such as federal excise tax, postage, telephones and internet access charges, as well as legal and auditing fees and board and bureau charges. In addition, general and administrative expense includes those charges that are related to the amortization of tangible and intangible assets and non-insurance activities in which we engage.
(5)	No effect is given to the dilutive effect of outstanding stock options during the relevant period.
(6)	Net loss ratio is calculated by dividing the loss and LAE by net earned premiums.
(7)

Net operating expense ratio and net combined ratio are considered non-GAAP financial measures under applicable SEC rules because a component of those ratios, net operating expense, is calculated by offsetting acquisition costs and other underwriting expenses and general and administrative expenses by ceding commission income and service and fee income. Management uses net operating expense ratio (non-GAAP) and net combined ratio (non-GAAP) to evaluate financial performance against historical results and establish targets on a consolidated basis. Other companies may calculate these measures differently, and, therefore, their measures may not be comparable to those used by the Company’s management. For a reconciliation showing the total amounts by which acquisition costs and other underwriting expenses and general and administrative expenses were offset by ceding commission income and service and fee income, see “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Results of Operations—Consolidated Results of Operations,” which appears in Part II, Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2014, and “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Results of Operations—Consolidated Results of Operations,” which appears in Part I, Item 2 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, each of which is incorporated by reference herein.
(8)	Net operating expense ratio (non-GAAP) is calculated by dividing the net operating expense by net earned premium. Net operating expense consists of the sum of acquisition and other underwriting costs and general and administrative expense less ceding commission income and service and fee income.
(9)	Net combined ratio (non-GAAP) is calculated by adding net loss ratio and net operating expense ratio (non-GAAP) together.

RISK FACTORS

An investment in the Notes involves risks. You should carefully consider the following material risks as well as other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to invest in the Notes, including the factors listed under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus. The trading price of the Notes could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to the Notes

The Notes will be subordinated in right of payment to our Senior Indebtedness and holders of Notes may recover ratably less than unsubordinated creditors in the event of our bankruptcy, liquidation or reorganization.

The Notes are our subordinated obligations and rank junior in right of payment to the claims of holders of our Senior Indebtedness (as defined under “Description of the Notes—Ranking”). In the event of a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us or our property, our creditors, other than those in respect of debt ranking equal with or junior to the Notes, will be entitled to receive payment in full of all obligations due to them before the holders of Notes will be entitled to receive any payment with respect to the Notes. As a result of the subordination provisions described above, in the event of our bankruptcy, liquidation or reorganization, holders of Notes may recover ratably less than unsubordinated creditors.

In addition, the indenture governing the Notes will prevent us from making payments in respect of the Notes if any principal, premium or interest in respect of Senior Indebtedness is not paid within any applicable grace period (including at maturity) or any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms. See “Description of the Notes—Ranking.”

The Notes are structurally subordinated to debt of our subsidiaries. In addition, our ability to pay principal and interest on the Notes is dependent upon our receipt of dividends from our subsidiaries.

Our operations are substantially conducted through direct and indirect subsidiaries. As a holding company, we do not own any significant assets other than equity in our subsidiaries. Our ability to pay principal and interest on the Notes will be dependent on dividends and other distributions or payments from our subsidiaries. The ability of those subsidiaries to pay dividends or make distributions or other payments to us depends upon the availability of cash flow from operations and proceeds from the sale of assets and other capital-raising activities. We cannot be certain of the future availability of such distributions and the lack of any such distributions may adversely affect our ability to pay principal and interest on the Notes. In addition, dividends or other distributions from our subsidiaries to us may be subject to contractual and other restrictions and are subject to other business considerations.

Payment of dividends by our insurance subsidiaries is restricted by insurance laws of various states, and the laws of certain foreign countries in which we do business (primarily Bermuda and Luxembourg), including laws establishing minimum solvency and liquidity thresholds, and could be subject to contractual restrictions in the future, including those imposed by indebtedness our subsidiaries may incur in the future. As a result, at times, we may not be able to receive dividends from our insurance subsidiaries, which would affect our ability to pay principal and interest on the Notes. As of December 31, 2014, our insurance subsidiaries collectively could pay dividends to us of $286.3 million without prior regulatory approval. During 2015, our insurance subsidiaries paid us dividends of $16.6 million.

In addition, because we are a holding company, our rights and the rights of our creditors, including the holders of the Notes, to participate in the distribution or allocation of the assets of any subsidiary during its liquidation or reorganization, will be subject to the prior claims of such subsidiary’s creditors, unless we are ourselves a creditor with recognized claims against the subsidiary. Claims from creditors (other than us) against the subsidiaries may include long-term and medium-term debt and substantial obligations related to federal funds purchased, securities sold under repurchase agreements, and other short-term borrowings. The Notes will not be obligations of, or guaranteed by, our subsidiaries, and our subsidiaries will have no obligation to pay any amounts due on the Notes.

The Notes do not restrict our ability to incur additional debt, repurchase our securities or to take other actions that could have a negative impact on the holders of the Notes.

We are not restricted under the terms of the Notes from incurring additional debt, including debt that ranks senior to the Notes, or repurchasing our common stock or other securities. The indenture governing the Notes does not limit our ability or the ability of our subsidiaries to issue or incur additional debt or preferred stock. In addition, the Notes do not require us to achieve or maintain any minimum financial results or ratios relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the Notes could have the effect of diminishing our ability to make payments on the Notes when due.

The Notes have limited acceleration rights.

Holders of the Notes have limited rights of acceleration upon events of default. There is no right of acceleration of maturity of the Notes in the case of default in the payment of principal of, premium, if any, or interest on, the Notes or in the performance of any other obligation of the Company under the Notes or if we default on any other debt securities. Holders may accelerate payment of indebtedness on the Notes only upon our bankruptcy, insolvency or reorganization. See “Description of Notes—Events of Default” in this prospectus supplement. In addition, the holders of senior indebtedness and certain other instruments that we or our subsidiaries have issued or may issue from time to time may declare such indebtedness in default and accelerate the due date of such indebtedness if an event of default under that instrument shall have occurred and be continuing, which may adversely impact our ability to pay obligations on the Notes.

You may be unable to sell your Notes if an active trading market does not develop.

The Notes are a new issue of securities with no established trading market. We intend to apply to have the Notes approved for listing on NASDAQ; however, we cannot assure you that the Notes will be approved for listing. Even if the Notes are approved for listing, there may be little or no secondary market for the Notes. Further, even if a secondary market for the Notes develops, it may not provide significant liquidity, and transaction costs in any secondary market could be high. As a result, the difference between bid and ask prices in any secondary market could be substantial.

If a trading market does develop, general market conditions and unpredictable factors could adversely affect market prices for the Notes.

If a trading market does develop, there can be no assurance about the market prices for the Notes. Several factors, many of which are beyond our control, will influence the market price of the Notes. Factors that might influence the market price of the Notes include, but are not limited to:

•	the level of liquidity of the Notes;

•	the time remaining to maturity of the Notes;

•	the aggregate amount outstanding of the relevant Notes;

•	any redemption features of the Notes;

•	whether interest payments have been made and are likely to be made on the Notes from time to time;

•	our creditworthiness, financial condition, performance and prospects;

•	whether the ratings on the Notes provided by any ratings agency have changed;

•	the market for similar securities;

•	the level, direction, and volatility of market interest rates generally; and

•	economic, financial, geopolitical, regulatory or judicial events that affect us or the financial markets generally, including continuing uncertainty about the strength and speed of the recovery in the United States and other key economies and the impact of governmental stimulus and austerity initiatives, sovereign credit concerns, including the potential consequences associated with recent and further potential downgrades to the credit ratings of debt issued by the United States government, European sovereigns and other adverse developments on financial, commodity and credit markets and consumer spending and investment, including in respect of Europe.

If you purchase the Notes, the Notes may subsequently trade at a discount to the price that you paid for them.

The Notes are subject to early redemption.

We may redeem the Notes in $25 increments in whole or in part on September 15, 2020, or on any date thereafter, at a redemption price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest to, but not including, the date of redemption. The Notes are less likely to become subject to early redemption during periods when interest is accruing on the Notes at a rate below that which we would pay on any new issue of our interest-bearing debt securities having a maturity equal to the remaining term of the Notes. The Notes are more likely to become subject to early redemption during periods when interest is accruing on the Notes at a rate above that which we would pay on any new issue of interest-bearing debt securities having a maturity equal to the remaining term of the Notes. In the event that we redeem your Notes prior to the maturity date, you will receive only 100% of the principal amount of your Notes to be redeemed, plus accrued but unpaid interest on the principal amount being redeemed to, but not including, the redemption date, as described under the heading “Description of the Notes—Optional Redemption” in this prospectus supplement.

Credit ratings could adversely affect our cost of financing and the market prices of our securities, including the Notes. We expect A.M. Best to rate the Notes, and if A.M. Best issues a rating and changes its rating or if another agency issues a rating that differs from A.M. Best’s, any such change or disparity between ratings could adversely affect the market prices of the Notes.

As part of the operations and financing of our insurance businesses, we from time-to-time have discussions with a variety of rating agencies. For this offering, we have selected only A.M. Best to rate the Notes. Had we selected other rating agencies to rate the Notes, the rating that such other rating agencies would ultimately have assigned to the Notes may have been lower than the rating we expect A.M. Best to issue.

A rating agency not requested or engaged by us to provide a rating may nonetheless issue an unsolicited rating and, if one does, it may be lower than A.M. Best’s expected rating of the Notes. A rating agency might be more likely to issue an unsolicited rating if it was not selected after having had discussions with the issuer. The issuance of unsolicited ratings that are lower than A.M. Best’s expected rating of the Notes may adversely affect the value of the Notes.

Credit rating agencies may rate our debt securities, including the Notes, employing factors that include our financial condition, liquidity and results of operations, business and prospects and their view of the general outlook for the economy generally and the insurance industry specifically. Actions taken by the rating agencies can include initiating, maintaining, upgrading, downgrading or withdrawing a current rating of our indebtedness or placing us on negative outlook for possible future downgrading. Such action may be taken at any time and is beyond our control. The downgrade or withdrawal of any credit rating of our indebtedness or placing us on negative outlook for possible future downgrading would likely increase our cost of financing, limit our access to the capital markets and have a negative effect on the value of your Notes.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering will be approximately $96,550,000 (or $111,077,500 if the underwriters exercise their over-allotment option in full) after deducting underwriting discounts and the estimated offering expenses payable by us.

We will retain broad discretion over the use of the net proceeds from this offering. We currently intend to use the net proceeds from this offering for general corporate purposes, including strategic acquisitions and to support our current and future policy writings. Pending the application of any net proceeds, we intend to invest them in short-term, investment-grade, interest-bearing securities.

RATIO OF EARNINGS TO FIXED CHARGES

The below table indicates our ratio of earnings to fixed charges for the six months ended June 30, 2015 and for the years ended December 31, 2014, 2013, 2012, 2011 and 2010. We have derived our ratio of earnings to fixed charges from our historical consolidated financial statements. The following should be read in conjunction with our consolidated financial statements, including the notes thereto, and the other financial information included or incorporated by reference herein.

	Six Months Ended June 30,	Year Ended December 31,
	2015	2014	2013	2012	2011	2010(2)
Ratio of Earnings to Fixed Charges(1)	6.03x	8.19x	26.55x	26.94x	25.39x	79.41x

(1)	The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. For this purpose, earnings consists of (i) pre-tax income from continuing operations before adjustment for income or loss from equity investees, plus fixed charges, amortization of capitalized interest and distributed income of equity investees less (ii) capitalized interest and non-controlling interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges consists of interest expensed and capitalized, and amortized premiums, discounts and capitalized expenses related to indebtedness and an estimate of the interest within rental expense.
(2)	Inception (March 1, 2010) to December 31, 2010.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of June 30, 2015:

•	on an actual basis;

•	on an as adjusted basis to give effect to (i) the issuance of the Notes in this offering (assuming the underwriters do not exercise any part of their over-allotment option) and (ii) the anticipated use of the net proceeds therefrom; and

•	on an as further adjusted basis to give effect to (i) the issuance of the shares in the concurrent common stock offering (assuming the underwriters in that offering do not exercise any part of their over-allotment option) and (ii) the anticipated use of the net proceeds therefrom.

This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes, which appear in our Annual Report on Form 10-K for the year ended December 31, 2014 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, each of which is incorporated by reference herein. For more details on how you can obtain our SEC reports and other information, you should read the section entitled “Where You Can Find More Information; Incorporation by Reference” in this prospectus supplement.

	As of June 30, 2015
(Dollar and Share Amounts In Thousands, Except Par Value)	Actual	As Adjusted	As Further Adjusted
Debt outstanding:
Long-term debt	$255,000	$355,000	$355,000
Stockholders’ equity:
Common stock, par value $0.01 per share; 150,000 shares authorized, 93,713 shares issued and outstanding on an actual and as adjusted basis and 103,713 shares issued and outstanding on an as further adjusted basis	$937	$937	$1,037
Preferred stock, par value $0.01 per share; 10,000 shares authorized, 2,365 shares issued and outstanding on an actual, as adjusted and as further adjusted basis:
7.50% Non-Cumulative Preferred Stock, Series A, 2,200 shares issued and outstanding on an actual, as adjusted and as further adjusted basis	55,000	55,000	55,000
7.50% Non-Cumulative Preferred Stock, Series B, 165 shares issued and outstanding on an actual, as adjusted and as further adjusted basis	165,000	165,000	165,000
Additional paid-in capital	688,967	688,967	871,917
Retained earnings	364,609	364,609	364,609
Accumulated other comprehensive income	14,993	14,993	14,993
Total National General Holdings Corp. stockholders’ equity	$1,289,506	$1,289,506	$1,472,556

Non-controlling interest	7,635	7,635	7,635

Total stockholders’ equity	$1,297,141	$1,297,141	$1,480,191

Total capitalization	$1,552,141	$1,652,141	$1,835,191

DESCRIPTION OF THE NOTES

The following description of the terms of the Notes supplements the description of the general terms of our debt securities set forth under “Description of Debt Securities” in the accompanying prospectus. The following summary of the terms and provisions of the Notes does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of the indenture, which we refer to as the base indenture, dated as of May 23, 2014, between us and The Bank of New York Mellon, as trustee, as supplemented by a supplemental indenture with respect to the Notes, which we refer to as the supplemental indenture. We refer to the base indenture and the supplemental indenture, collectively, as the indenture. Terms used in this prospectus supplement that are otherwise not defined will have the meanings given to them in the indenture. As used in this section, “we,” “us,” “our,” “the Company” and “National General” mean National General Holdings Corp. and do not include its subsidiaries.

General

We will issue $100,000,000 aggregate principal amount of the Notes ($115,000,000 principal amount if the underwriters exercise their over-allotment option in full) pursuant to the indenture. The Notes are unsecured, subordinated debt instruments. The Notes will be issued in fully-registered book-entry form without coupons and in denominations of $25 and integral multiples of $25 in excess thereof.

The Notes will have a maturity date of September 15, 2055.

Holders of the Notes and the trustee have no right to accelerate the maturity of the Notes in the event we fail to pay interest or principal on the Notes, fail to perform any other obligation under the Notes or in the indenture or default on any other securities issued by us. See “—Events of Default” below.

The indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. The indenture will not contain provisions that would afford holders of Notes protection in the event of a sudden and dramatic decline in our credit quality resulting from any highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving us that may adversely affect holders. The indenture does not restrict us in any way, now or in the future, from incurring additional indebtedness, including Senior Indebtedness (as defined below) that would rank senior in right of payment to the Notes.

The Notes will not be entitled to a sinking fund and cannot be redeemed at the option of the holder.

Interest Rate

Subject to applicable law, as described below, interest on the Notes will accrue from and including the original issue date to, but excluding, the maturity date or earlier acceleration or redemption at an annual rate equal to 7.625%, and will be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing on December 15, 2015, to the record holders at the close of business on the immediately preceding March 1, June 1, September 1 or December 1, as applicable (whether or not a Business Day). If the interest payment date falls on a day that is not a Business Day, interest will be paid on the next succeeding Business Day (and without any interest or other payment in respect of any such delay).

Interest on the Notes will accrue from the most recent date on which interest has been paid or duly provided for, or if no interest has been paid or duly provided for, the date of initial issuance. Interest on the Notes will cease to accrue upon the earlier of the maturity date and any date of redemption. The amount of interest payable for any interest payment period will be computed on the basis of a 360-day year comprised of twelve 30-day months.

“Business Day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or to be closed.

Ranking

The payment of the principal of and interest on the Notes will be expressly subordinated, to the extent and in the manner set forth in the indenture, to the prior payment in full of all of our Senior Indebtedness.

“Senior Indebtedness” is defined in the indenture to include the principal of (and premium, if any) and unpaid interest on (x) Indebtedness of the Company, whether outstanding on the date of the indenture or thereafter created, incurred, assumed or guaranteed, for money borrowed other than (a) any Indebtedness of the Company which when incurred, and without respect to any election under Section 1111(b) of the Federal Bankruptcy Code, was without recourse to the Company, (b) any Indebtedness of the Company to any of its subsidiaries, (c) Indebtedness to any employee of the Company, (d) any liability for taxes, (e) Trade Payables and (f) any Indebtedness of the Company which is expressly subordinate in right of payment to any other Indebtedness of the Company, and (y) renewals, extensions, modifications and refundings of any such Indebtedness. For purposes of the foregoing and the definition of “Senior Indebtedness,” the phrase “subordinated in right of payment” means debt subordination only and not lien subordination, and accordingly, (i) unsecured indebtedness shall not be deemed to be subordinated in right of payment to secured indebtedness merely by virtue of the fact that it is unsecured, and (ii) junior liens, second liens and other contractual arrangements that provide for priorities among Holders of the same or different issues of indebtedness with respect to any collateral or the proceeds of collateral shall not constitute subordination in right of payment.

“Indebtedness” is defined in the indenture as any and all obligations of a Person for money borrowed which, in accordance with GAAP, would be reflected on the balance sheet of such Person as a liability on the date as of which Indebtedness is to be determined.

“Trade Payables” is defined in the indenture as accounts payable or any other Indebtedness or monetary obligations to trade creditors created or assumed by the Company or any Subsidiary of the Company in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities).

In addition, the Notes will be structurally subordinated to all existing and future indebtedness, liabilities and other obligations of our subsidiaries. Because we are a holding company, we rely primarily on dividends and other payments from our subsidiaries to pay interest and principal on our outstanding debt obligations and to make payments on our other securities. See “Risk Factors—Risks Related to the Notes—The Notes are structurally subordinated to debt of our subsidiaries. In addition, our ability to pay principal and interest on the Notes is dependent upon our receipt of dividends from our subsidiaries.”

If certain events in bankruptcy, insolvency or reorganization occur relating to us, we will first pay all Senior Indebtedness, including any interest accrued after the events occur, in full before we make any payment or distribution, whether in cash, securities or other property, on account of the principal of or interest on the Notes. In such an event, we will pay or deliver directly to the holders of Senior Indebtedness, any payment or distribution otherwise payable or deliverable to holders of the Notes. We will make the payments to the holders of Senior Indebtedness according to priorities existing among those holders until we have paid all Senior Indebtedness, including accrued interest, in full. If, notwithstanding the preceding sentence, the trustee or the holder of any Note receives any payment or distribution before all Senior Indebtedness is paid in full, and if such fact shall, at or prior to the time of such payment or distribution, have been made known to the trustee or such holder, then such payment or distribution shall be paid over or delivered for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all Senior Indebtedness in full, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness.

If such events of bankruptcy, insolvency or reorganization occur, after we have paid in full all amounts owed on Senior Indebtedness, the holders of Notes together with the holders of any of our other obligations that rank equally with the Notes will be entitled to receive from our remaining assets any principal, premium or interest due at that time on the Notes and such other obligations before we make any payment or other distribution on account of any of our capital stock or obligations ranking junior to the Notes.

In addition, if any principal, premium or interest in respect of Senior Indebtedness is not paid within any applicable grace period (including at maturity) or any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms, we may not pay the principal of, or premium, if any, or interest on, the Notes or repurchase, redeem or otherwise retire any Notes, unless, in each case, the default has been cured or waived and any such acceleration has been rescinded or such Senior Indebtedness has been paid in full in cash, subject to certain exceptions as provided in the indenture. If the Notes are declared due and payable before their stated maturity, the holders of Senior Indebtedness outstanding at the time the Notes so become due and payable shall be entitled to receive payment in full of all amounts due or to become due on or in respect of such Senior Indebtedness before the holders of the Notes are entitled to receive any payment on the Notes. If, notwithstanding the foregoing, we make any payment to the trustee or the holder of any Note prohibited by the preceding sentences, and if such fact shall, at or prior to the time of such payment, have been made known to the trustee or such holder, such payment must be paid over and delivered to us.

Because of the subordination provisions of the indenture, if we become insolvent, holders of Senior Indebtedness may receive more, ratably, and holders of the Notes may receive less, ratably, than our other creditors.

The Notes do not limit our or our subsidiaries’ ability to incur additional debt, including debt that ranks senior or pari passu (i) in right of payment and (ii) upon our liquidation to the Notes. The Notes will be our subordinated unsecured obligations and will rank (i) senior in right of payment to any existing and future junior subordinated debt, (ii) equally in right of payment with any unsecured subordinated debt that we incur in the future that ranks equally with the Notes, and (iii) subordinate in right of payment to any of our existing and future Senior Indebtedness. At June 30, 2015, we had $255 million of indebtedness ranking senior to the Notes, no indebtedness ranking equally with the Notes and no indebtedness ranking junior to the Notes. The Notes will be effectively subordinated to all of the existing and future indebtedness and other liabilities of our subsidiaries. At June 30, 2015, our subsidiaries had outstanding indebtedness and other liabilities of $2.6 billion, excluding intercompany liabilities, all of which ranks structurally senior to the Notes.

Optional Redemption

We may redeem the Notes in $25 increments in whole or in part on September 15, 2020, or on any date thereafter, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest to, but not including, the date of redemption. If we redeem only a portion of the Notes on any date of redemption, we may subsequently redeem additional Notes.

If we are redeeming less than all the Notes at any time, the Notes to be redeemed will be selected in accordance with the procedures of DTC and which may provide for the selection or redemption of a portion of the principal amount of any Note so long as the unredeemed portion of the principal amount of any Note is in an authorized denomination.

The notices of redemption will be sent at least 30 days but not more than 60 days before the applicable redemption date to each holder of Notes being redeemed or transmitted otherwise in accordance with the procedures of DTC. If any Note is to be redeemed in part only, any notice of redemption that relates to that Note will state the portion of the principal amount to be redeemed.

Notice of redemption having been given, any Notes to be redeemed shall, on the redemption date, become due and payable at the redemption price and from and after such date (unless we default in the payment of the redemption price) such Notes shall cease to bear interest. Upon surrender of any such Notes for redemption, such Notes shall be paid by us at the redemption price.

If any Notes called for redemption shall not be paid upon surrender for redemption, the principal thereof shall, until paid, bear interest from the redemption date at the rate prescribed in the Notes.

Denominations

The Notes will be issued only in fully-registered book-entry form without coupons in denominations of $25 each and integral multiples of $25 in excess thereof.

Events of Default

The indenture will provide that certain events of bankruptcy, insolvency, reorganization or receivership relating to us or a Significant Subsidiary are events of default with respect to the Notes.

“Significant Subsidiary” means a Subsidiary, including its Subsidiaries, that meets any of the conditions set forth in the definition of “significant subsidiary” in Article 1, Rule 1-02 of Regulation S-X. “Subsidiary” means a corporation, company (including any limited liability company), association, partnership, joint venture, trust or other business entity in which the Company and/or one or more of the Company’s other Subsidiaries owns at least 50% of the voting stock thereof.

The indenture will define a default with respect to the Notes as:

•	default in any payment of interest on any Note when due and payable, and the default continues for a period of thirty (30) calendar days;

•	default in payment of principal or premium, if any, on the Notes when due, regardless of whether such payment became due because of maturity, redemption, acceleration or otherwise; or

•	failure to perform any other covenant or warranty in the indenture that applies to the Notes for 90 days after we have received written notice of the failure to perform in the manner specified in the indenture.

There is only a right of acceleration in the case of an event of default. There is no right of acceleration in the case of a default. Accordingly, payment of principal of the Notes may be accelerated only in the case of the bankruptcy, insolvency, reorganization or receivership of us or a Significant Subsidiary. If we default in the payment of principal or interest on the Notes or we fail to perform any other covenant in the indenture, the holders of the Notes have no right to accelerate the maturity of the Notes and declare the Notes immediately due and payable.

If an event of default relating to bankruptcy, insolvency, reorganization or receivership occurs, the principal amount of all the Notes will automatically, and without action by the trustee or any holder, become immediately due and payable. Subject to certain conditions, the holders of a majority in principal amount of the Notes may rescind such declaration.

The indenture will provide that if default is made on payment of interest and continues for a 30 day period or if default is made on payment of principal of the Notes, we will, upon demand of the trustee, pay to it, for the benefit of the holder of any such Note, the whole amount then due and payable on such Note for principal, premium, if any, and interest. The indenture will further provide that if we fail to pay such amount immediately upon such demand, the trustee may, among other things, institute a judicial proceeding for its collection.

In cases specified in the indenture, the holders of a majority in principal amount of the Notes may waive any default on behalf of all holders of the Notes, except a default in the payment of principal or interest or a default in the performance of a covenant or provision of the indenture which cannot be modified without the consent of each holder. We are required to file annually with the trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under the indenture.

Within 90 days after the trustee’s knowledge of the occurrence of any default with respect to the Notes, the trustee shall transmit by mail to all holders of Notes, notice of such default unless such default shall have been cured or waived.

The holders of a majority of the aggregate outstanding principal amount of the Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee with respect to the Notes.

Consolidation, Merger and Sale of Assets

The indenture will provide that we shall not amalgamate or consolidate with, merge with or into, or convey, transfer or lease our properties and assets substantially as an entirety to another person, unless (i) the resulting, surviving or transferee person (if not us) shall expressly assume, by supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee, all of our obligations under the Notes and the indenture; and (ii) immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the indenture with respect to the Notes. Upon any such amalgamation, consolidation, merger, conveyance, transfer or lease, the resulting, surviving or transferee person (if not us) shall succeed to, and may exercise every right and power of ours under the indenture, and we shall be discharged from our obligations under the Notes and the indenture except in the case of any such lease. At our election, this requirement will not apply to any conveyance, transfer or lease of our properties and assets substantially as an entirety to one or more of our subsidiaries.

Modification and Amendment

Subject to certain exceptions, the indenture or the Notes may be amended with the consent of the holders of at least a majority of the principal amount of then outstanding Notes (including without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, Notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority of the principal amount of then outstanding Notes (including, without limitation, consents obtained in connection with a repurchase of, or tender offer or exchange offer for, Notes). However, without the consent of each holder of a then outstanding Note affected, no amendment may, among other things:

•	reduce the percentage in aggregate principal amount of Notes outstanding necessary to waive any past default or event of default;

•	reduce the rate of interest on any Note or change the time for payment of interest on any Note;

•	reduce the principal of any Note or change the maturity date of any Note;

•	change the place or currency of payment on any Note;

•	impair the right of any holder to receive payment of principal of and interest, if any, on, its Notes or to institute suit for the enforcement of any such payment with respect to such holder’s Notes; or

•	make any change in the provisions described in this “—Modification and Amendment” section or in the waiver provisions of the indenture that require each holder’s consent to modify and amend or to waive.

Without the consent of any holder of the Notes, we and the trustee may amend the indenture or the Notes:

•	to cure any ambiguity, omission, defect or inconsistency in the indenture or the Notes, including to eliminate any conflict with the terms of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•	to conform the terms of the indenture or the Notes to the description thereof in this prospectus supplement or the accompanying prospectus, relating to the offering of the Notes;

•	to evidence the succession by a successor corporation and to provide for the assumption by a successor corporation of our obligations under the indenture;

•	to add guarantees with respect to the Notes;

•	to secure the Notes;

•	to add (or expand) the covenants, restrictions or conditions for the benefit of the holders or to surrender any right or power conferred upon us;

•	to make any other change that does not adversely affect the rights of any holder of the Notes in any material respect (other than any holder that consents to such change);

•	to provide for a successor trustee;

•	to comply with the applicable procedures of the depositary; or

•	to comply with any rules or requirements in connection with the qualification of the indenture under the Trust Indenture Act.

Holders do not need to approve the particular form of any proposed amendment. It will be sufficient if such Holders approve the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to the Holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Satisfaction and Discharge; Defeasance

We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding Notes or by depositing with the trustee or delivering to the holders, as applicable, after the Notes have become due and payable, whether at the maturity date or otherwise, cash sufficient to pay all of the outstanding Notes and paying all other sums payable under the indenture by us. Such discharge is subject to the other terms contained in the indenture, including the requirement that we provide an officer’s certificate and opinion to the trustee that all of the conditions precedent to the satisfaction and discharge have been satisfied.

Covenant Defeasance

The “covenant defeasance” provisions of the indenture, which would allow us to cease to comply with any restrictive covenants applicable to the Notes, are not applicable to the Notes because there are no restrictive covenants applicable to the Notes.

Governing Law

The indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York. The indenture will be subject to the provisions of the Trust Indenture Act.

Listing

We intend to apply to list the Notes on NASDAQ under the symbol “NGHCZ.” If the application is approved, we expect trading on NASDAQ to begin within 30 days of the original issue date of the Notes.

Further Issuances

We may, from time to time, without the consent of the holders of the Notes, create and issue additional notes having the same terms and conditions as the Notes that are equal in rank to the Notes offered by this prospectus supplement in all respects (or in all respects except for the issue date, the issue price and, if applicable, the first interest payment date and the initial interest accrual date). These notes will be consolidated and form a single series with the Notes, provided, however, that a separate CUSIP, common code or ISIN, as applicable, will be issued for any additional notes unless the additional notes and the Notes of such series offered under this prospectus supplement are fungible for U.S. federal income tax purposes.

About the Trustee

The Bank of New York Mellon is the trustee under the indenture and will be the principal paying agent and registrar for the Notes. We have entered, and from time to time may continue to enter, into banking or other relationships with The Bank of New York Mellon or its affiliates.

The trustee under the indenture may resign or be removed with respect to one or more series of debt securities under the indenture and a successor trustee may be appointed to act with respect to such series.

BOOK-ENTRY SYSTEM

Upon issuance, the Notes will be represented by one or more fully registered global certificates, each of which we refer to as a global note. Each such global note will be deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of DTC or a nominee thereof. Initial settlement for the Notes will be made in same day funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules. Unless and until it is exchanged in whole or in part for Notes in definitive form, no global note may be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor.

Investors may elect to hold their interest in the global securities through either DTC, Clearstream Banking, société anonyme (“Clearstream”) or Euroclear Bank S.A./N.V. (“Euroclear”) if they are participants in these systems, or indirectly through organizations which are participants in these systems. Clearstream and Euroclear will hold interests on behalf of their participants though customers’ securities accounts in Clearstream and Euroclear’s names on the books of their respective depositaries, which in turn will hold interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC.

So long as DTC, or its nominee, is a registered owner of a Note, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Note for all purposes under the indenture. Except as provided below, the actual owners of the Notes represented by a Note (the “beneficial owner”) will not be entitled to have the Notes represented by such Note registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form and will not be considered the owners or holders thereof under the indenture.

If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue Notes in definitive form in exchange for the global notes. We will also issue Notes in definitive form in exchange for the global notes if an event of default or default has occurred with regard to the Notes represented by the global notes and has not been cured or waived. In addition, we may at any time and in our sole discretion (subject to the procedures of DTC) determine not to have the Notes represented by the global notes and, in that event, will issue Notes in definitive form in exchange for the global notes. In any such instance, an owner of a beneficial interest in the global notes will be entitled to physical delivery in definitive form of Notes represented by the global notes equal in principal amount to such beneficial interest and to have such Notes registered in its name. Notes so issued in definitive form will be issued as registered Notes in denominations of $25 and integral multiples of $25 above that amount, unless otherwise specified by us. Notes in definitive form can be transferred by presentation for registration to the registrar at its New York offices and must be duly endorsed by the holder or his attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to us or the trustee duly executed by the holder or his attorney duly authorized in writing. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of Notes in definitive form.

Accordingly, each person owning a beneficial interest in a Note must rely on the procedures of DTC and, if such person is not a participant of DTC (a “participant”), on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, in the event that the Company requests any action of holders of the Notes or that an owner of a beneficial interest is entitled to give or take under the indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by DTC to participants, by participants to indirect participants, as defined below, and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

The following is based on information furnished by DTC:

DTC will act as securities depositary for the Notes. Offered securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee). One or more fully registered global securities will be issued for the Notes, and will be deposited with DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC (“direct participants”) include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the NYSE, the American Stock Exchange, Inc. and FINRA. Access to DTC’s system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly (“indirect participants”). The rules applicable to DTC and its participants are on file with the SEC.

Purchases of the Notes under DTC’s system must be made by or through direct participants, which will receive a credit for the Notes on DTC’s records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the Notes, except in the limited circumstances that may be provided in the indenture.

To facilitate subsequent transfers, all Notes deposited with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of the Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Notes. DTC’s records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. will consent or vote with respect to the Notes. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts securities are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

Payments on the Notes will be made in immediately available funds to DTC. DTC’s practice is to credit direct participants’ accounts on the applicable payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on such date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the trustee under the indenture or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Any payment due to DTC on behalf of beneficial owners is the responsibility of the Company or the applicable agent, disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of direct participants and indirect participants.

DTC may discontinue providing its services as securities depositary with respect to the Notes at any time by giving reasonable notice to the Company or the applicable agent. Under such circumstances, in the event that a successor securities depositary is not obtained, offered security certificates are required to be printed and delivered. The Company may decide (subject to the procedures of DTC) to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, offered security certificates will be printed and delivered.

Clearstream. Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures to the extent received by DTC for Clearstream.

Euroclear. Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euro-clear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the Belgian Banking and Finance Commission. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and

Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law. These Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the terms and conditions of Euroclear, to the extent received by DTC for Euroclear.

Links have been established among DTC, Clearstream and Euroclear to facilitate the initial issuance of the Notes sold outside of the United States and cross-market transfers of the Notes associated with secondary market trading.

The information in this section concerning DTC, Clearstream and Euroclear and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain U.S. federal income tax consequences of the purchase, ownership, and disposition of the Notes. This discussion is limited to Notes that are held as capital assets by investors that purchase the Notes upon original issuance at their initial offering price. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), effective U.S. Treasury regulations, and judicial decisions and administrative interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. The foregoing are also subject to differing interpretations which could affect the tax consequences described herein. This discussion does not address all aspects of U.S. federal income taxation that may be applicable to investors in light of their particular circumstances, or to investors subject to special treatment under U.S. federal income tax laws, such as persons subject to the alternative minimum tax, financial institutions, insurance companies, regulated investment companies, real estate investment trusts, tax-exempt organizations, entities that are treated as partnerships for U.S. federal income tax purposes, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, United States holders (as defined below) whose functional currency is not the U.S. dollar, U.S. expatriates, persons deemed to sell Notes under the constructive sale provisions of the Code, and persons that hold Notes as part of a straddle, hedge, conversion transaction, or other integrated investment. Furthermore, this discussion does not address any U.S. federal estate or gift tax laws or any state, local, or foreign tax laws.

For purposes of this discussion, a “United States holder” is a beneficial owner of a Note that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or certain electing trusts in existence on August 20, 1996 to the extent provided in Treasury regulations.

For purposes of this discussion, a “non-United States holder” is a beneficial owner of a Note that is neither a partnership (or other entity that is treated as a partnership for U.S. federal income tax purposes) nor a “United States holder.”

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds Notes, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partners in partnerships holding the Notes should consult their own tax advisors.

Persons considering the purchase of the Notes should consult their own tax advisors with respect to the U.S. federal income tax considerations relating to the purchase, ownership and disposition of the Notes in light of their own particular circumstances, as well as the effect of any state, local, foreign and other tax laws.

United States Holders

Payments of Interest

It is anticipated, and this discussion assumes, that the issue price of the Notes (as determined for U.S. federal income tax purposes) will be equal to the stated principal amount or if the issue price is less than the stated principal amount, the difference will be a de minimis amount (as set forth in the applicable U.S. Treasury Regulations). Stated interest paid on a Note will be taxable to a United States holder as ordinary interest income at the time it accrues or is received in accordance with the United States holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Redemption or Other Disposition of Notes

Upon the sale, exchange, redemption or other disposition of a Note, a United States holder will generally recognize gain or loss equal to the difference between the amount realized (less any accrued interest, which will be taxable as ordinary income to the extent not previously included in income) on the sale, exchange, redemption or other disposition and such United States holder’s adjusted tax basis in the Note. A United States holder’s adjusted tax basis in a Note generally will be its initial purchase price. That gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the Note had been held for more than one year. A United States holder that is an individual is generally entitled to preferential treatment for net long-term capital gains. The ability of a United States holder to deduct capital losses is subject to limitations.

Non-United States Holders

Payment of Principal and Interest and Sale, Exchange, Redemption or Other Disposition of Notes

Subject to the discussion below concerning backup withholding and Foreign Account Tax Compliance, the following is a discussion of U.S. federal income tax and withholding tax considerations generally applicable to non-United States holders:

(a)	payments of principal and interest with respect to a Note held by or for a non-United States holder will not be subject to U.S. federal withholding tax, provided that, in the case of interest, (i) such non-United States holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) such non-United States holder is not a controlled foreign corporation, within the meaning of section 957(a) of the Code, that is related, directly or indirectly, to us through stock ownership, (iii) such non-United States holder is not engaged in a U.S. trade or business to which the interest is effectively connected, (iv) such non-United States holder is not a bank whose receipt of interest on a Note is described in section 881(c)(3)(A) of the Code and (v) such non-United States holder complies with applicable certification requirements related to its non-U.S. status including, in general, furnishing to us an Internal Revenue Service (“IRS”) IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Form W-8; and

(b)	a non-United States holder will generally not be subject to U.S. federal income or withholding tax on gain realized on the sale, exchange, redemption or other disposition of a Note unless (i) that gain is effectively connected with such non-United States holder’s conduct of a trade or business in the United States (and, if an applicable income tax treaty so requires, is attributable to a permanent establishment or fixed base maintained by such non-United States holder in the United States) or (ii) such non-United States holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

If a non-United States holder cannot satisfy the requirements described in paragraph (a) above, payments of interest generally will be subject to a 30% U.S. federal withholding tax, unless the non-United States holder provides a properly executed (i) IRS Form W-8BEN or IRS Form W-8BEN-E claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (ii) IRS Form W-8ECI stating that interest paid on the Note is not subject to withholding tax because it is effectively connected with such non-United States holder’s conduct of a trade or business in the United States.

Effectively Connected Interest or Gain

If interest or gain on a Note is effectively connected with a non-United States holder’s conduct of a trade or business in the United States (and, if an applicable income tax treaty so requires, is attributable to a permanent establishment or fixed base maintained by such non-United States holder in the United States), such non-United States holder will generally be taxed on such amounts in the same manner as if it were a United States holder (see “United States Holders” above). In addition, a corporate non-United States holder may be subject to an additional branch profits tax at a rate of 30% (or a lower applicable treaty rate) on its effectively connected earnings and profits, subject to adjustments.

Foreign Account Tax Compliance

Withholding at a rate of 30% generally will be required in certain circumstances on interest in respect of, and after December 31, 2016, gross proceeds from the disposition of, Notes held by or through certain foreign financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by U.S. persons and to withhold on certain payments or (ii) if required under an intergovernmental agreement between the U.S. and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and applicable foreign country may modify these requirements. Accordingly, the entity through which the Notes are held will affect the determination of whether such withholding is required. Similarly, interest in respect of and, after December 31, 2016, gross proceeds from the disposition of, Notes held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions generally will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the Secretary of Treasury. Prospective holders are encouraged to consult their tax advisors regarding the possible implications of these rules on an investment in the Notes.

Backup Withholding and Information Reporting

Backup withholding and information reporting requirements generally apply to interest and principal payments made to, and to the proceeds of sales by, certain non-corporate United States holders. A United States holder not otherwise exempt from backup withholding generally can avoid backup withholding by providing IRS Form W-9. In the case of a non-United States holder, backup withholding and information reporting will not apply to payments on, or proceeds from the sale, exchange, redemption or other disposition of, a Note if the statement referred to in clause (a)(v) of the first paragraph under the heading “Non-United States Holders” has been received. Withholding agents must nevertheless report to the IRS and to each non-United States holder the amount of interest paid with respect to the Notes held by such non-United States holder and the rate of withholding (if any) applicable to such non-United States holder. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

CERTAIN ERISA CONSIDERATIONS

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Code, prohibit certain transactions (“prohibited transactions”) involving the assets of (i) an employee benefit plan that is subject to the prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) and (ii) entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each of the foregoing described in clauses (i) and (ii) being referred to herein as a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan.

We, certain of the underwriters and certain of our respective affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if Notes are acquired by or on behalf of a Plan unless the Notes are acquired and held pursuant to an available exemption, of which there are many. In this regard the U.S. Department of Labor has issued prohibited transaction class exemptions that may apply to the acquisition of the Notes. These exemptions include transactions effected on behalf of a Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96- 23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), and transactions involving bank collective investment funds (prohibited transaction exemption 91-38). In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and provided further that the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Governmental plans, certain church plans and non-U.S. plans may not be subject to the prohibited transaction provisions of ERISA or the Code but may be subject to similar laws (“Similar Laws”). Fiduciaries of any such plans should consult with counsel before acquisition or ownership of our Notes.

Because of the foregoing, the person making the decision on behalf of a Plan or a governmental, church or foreign plan will be deemed, by purchasing the Notes, to represent on behalf of itself and the plan that the purchase of the Notes will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or any applicable Similar Law.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering the acquisition or ownership of our Notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the acquisition or ownership of our Notes.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement, the underwriters named below, for whom Morgan Stanley & Co. LLC, UBS Securities LLC and Keefe, Bruyette & Woods, Inc. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the principal amount of Notes indicated below.

Name	Principal Amount of Notes
Morgan Stanley & Co. LLC	$39,000,000
UBS Securities LLC	$39,000,000
Keefe, Bruyette & Woods, Inc.	$19,000,000
JMP Securities LLC	$3,000,000

Total	$100,000,000

The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Notes offered by this prospectus supplement and the accompanying prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The underwriters are obligated to take and pay for all of the Notes offered by this prospectus supplement and the accompanying prospectus if any such Notes are taken. In certain circumstances, if an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed for a period from the date of this prospectus supplement through and including the date 30 days after the date hereof not to offer, sell, contract to sell or otherwise dispose of any of our securities that are substantially similar to the Notes, including any securities that are convertible into or exchangeable for, or that represent rights to receive, Notes or substantially similar securities or rights other than the Notes or securities permitted with the prior written consent of the representatives.

The underwriters initially propose to offer part of the Notes directly to the public at the public offering price listed on the cover page of this prospectus supplement and to certain dealers at a price that represents a concession not in excess of $0.50 per Note. Any underwriter may allow, and such dealers may reallow, a concession not in excess of $0.45 per Note to other underwriters or to certain dealers. After the initial offering of Notes to the public, the representatives may change the public offering price, concession and discount.

We have granted the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an additional $15,000,000 aggregate principal amount of Notes solely to cover over-allotments at the public offering price set forth on the cover page of this prospectus supplement, less the underwriting discount. If the underwriters exercise this option in full, upon the exercise of the option, the total underwriting discount will be $3,622,500 and the total proceeds to us before expenses will be $111,377,500.

The following table shows the per note and total purchase price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase up to an additional $15,000,000 aggregate principal amount of Notes.

		Total
	Per Note	No Exercise	Full Exercise
Purchase price	100.00%	$100,000,000	$115,000,000
Underwriting discounts and commissions to be paid by us	3.15%	$3,150,000	$3,622,500
Proceeds, before expenses, to us	96.85%	$96,850,000	$111,377,500

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $300,000.

Prior to this offering, there has been no public market for the Notes. We intend to apply to list the Notes on NASDAQ under the symbol “NGHCZ.” If the application is approved, we expect trading to commence within 30 days following the initial issuance of the Notes.

In order to facilitate the offering of the Notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of Notes. Specifically, the underwriters may sell more Notes than they are obligated to purchase under the underwriting agreement, creating a short position. A short position may involve either “covered” short sales or “naked” short sales. Covered short sales are sales made in an amount not greater than the number of Notes available for purchase by the underwriters under the over-allotment option. The underwriters may close out a covered short position by exercising the over-allotment option or purchasing Notes in the open market. In determining the source of Notes to close out a covered short position, the underwriters will consider, among other things, the open market price of Notes compared to the price available under the over-allotment option. Naked short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing Notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of Notes in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, Notes in the open market to stabilize the price of the Notes. These activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes. The underwriters are not required to engage in these activities and may end any of these activities at any time.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have purchased Notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

In general, purchases of a security for the purpose of stabilizing or reducing a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in such transactions or that such transactions will not be discontinued without notice, once they are commenced.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the other party may be required to make in respect of those liabilities.

A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of Notes to underwriters for sale to their online brokerage account holders.

Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the issuer, for which they received or will receive customary fees and expenses, including foreign exchange swaps, for us and our affiliates for which they receive customary advisory or transaction fees, as applicable, plus out-of-pocket expenses. In particular, some of the underwriters hereunder have acted as underwriters for our prior securities offerings. Morgan Stanley & Co. LLC, UBS Securities LLC and Keefe, Bruyette & Woods, Inc. acted as joint book-running managers and JMP Securities LLC acted as co-manager for our offering of depositary shares representing our 7.50% Non-Cumulative Preferred Stock, Series B in March 2015. Morgan Stanley & Co. LLC and UBS Securities LLC acted as joint book-running managers and Keefe, Bruyette & Woods, Inc. and JMP Securities LLC acted as co-managers for our offering of our 7.50% Non-Cumulative Preferred Stock, Series A in June 2014.

In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the Notes offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The Notes offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such Notes be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement.

This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any Notes offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

We expect that delivery of the Notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date of the pricing of the Notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date hereof or on the following business day will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Notes who wish to trade Notes prior to their delivery hereunder should consult their own advisor.

Selling Restrictions

European Economic Area

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of Notes in any Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State) will be made pursuant to an exemption under the Prospectus Directive, as implemented in that Relevant Member State, from the requirement to publish a prospectus pursuant to Article 3 of the Prospectus Directive. Accordingly, any person making or intending to make an offer in that Relevant Member State of Notes which are the subject of the placement contemplated in this prospectus supplement and the accompanying prospectus should only do so in circumstances in which no obligation arises for National General or any underwriter to produce a prospectus for such offer. Neither National General nor any underwriter has authorised, nor do they authorise, the making of any offer of Notes through any financial intermediary, other than offers made by the underwriters which constitute the final placement of Notes contemplated in this prospectus supplement and the accompanying prospectus.

In relation to each Relevant Member State, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of Notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Notes to the public in that Relevant Member State at any time:

•	to any legal entity which is a qualified investor as defined under the Prospectus Directive;

•	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Notes shall require National General or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

United Kingdom

In the United Kingdom, this prospectus supplement and the accompanying prospectus are only being distributed to and are only directed at, and any offer subsequently may only be directed at, persons who are “qualified investors” (as defined in the Prospectus Directive) who (a) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the Order) or (b) are high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and the accompanying prospectus must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this prospectus supplement and the accompanying prospectus relates is only available to, and will be engaged with, relevant persons.

Each underwriter has represented and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the FSMA)) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to National General; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Hong Kong

The Notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

We file annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at its Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov or from our website at http://www.nationalgeneral.com. Our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and our committee charters are also available on our website at http://www.nationalgeneral.com or in print upon written request addressed to our Corporate Secretary, National General Holdings Corp., 59 Maiden Lane, 38th Floor, New York, New York 10038. However, the information on our website does not constitute a part of, nor is it incorporated by reference in, this prospectus supplement and the accompanying prospectus.

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus information that we file with the SEC. This means that we can disclose important information to you by referring you to the documents containing that information and that such information will be regarded as an important part of this prospectus supplement and the accompanying prospectus.

We incorporate by reference the information contained in the documents listed below (other than information that is deemed not to be filed):

•	Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 9, 2015;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015, filed with the SEC on May 11, 2015 and August 6, 2015, respectively;

•	Definitive Proxy Statement on Schedule 14A filed with the SEC on March 23, 2015 (only those portions incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2014);

•	The description of our common stock as set forth in Item 1 to our Registration Statement on Form 8-A filed with the SEC on February 10, 2014;

•	The description of our Series A Preferred Stock as set forth in Item 1 to our Registration Statement on Form 8-A filed with the SEC on June 20, 2014;

•	The description of our Series B Preferred Stock as set forth in Item 1 to our Registration Statement on Form 8-A filed with the SEC on March 27, 2015; and

•	Current Reports on Form 8-K filed with the SEC on March 27, 2015, May 8, 2015 and July 16, 2015.

We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed (other than information in such documents that is deemed not to be filed). Our future filings with the SEC will automatically update and supersede any inconsistent information in this prospectus supplement and the accompanying prospectus and in our other SEC filings and such outdated or inconsistent information will no longer be regarded as part of this prospectus supplement and the accompanying prospectus.

Nothing in this prospectus supplement or the accompanying prospectus shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02 or 7.01 of Form 8-K.

You may request a copy of any of these filings, at no cost, by writing or calling us at the following phone number or postal address:

Jeffrey Weissmann

General Counsel and Secretary

National General Holdings Corp.

59 Maiden Lane, 38th Floor

New York, NY 10038

(212) 380-9500

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Sidley Austin LLP. The validity of the securities offered hereby will be passed upon for the underwriters by Mayer Brown LLP.

EXPERTS

The consolidated financial statements and schedules as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014 incorporated by reference in this prospectus supplement have been so incorporated in reliance on the report of BDO, USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on authority of said firm as experts in auditing and accounting.

PROSPECTUS

Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants

Units

By this prospectus, we may offer debt securities, common stock, preferred stock, depositary shares, warrants and units. The specific terms of these securities will be provided in supplements to this prospectus. Our common stock is listed on the NASDAQ Global Market under the symbol “NGHC.”

You should read the risks discussed in “Risk Factors” on page 2 of this prospectus and in the applicable prospectus supplement, as well as the risks contained in or described in the documents incorporated by reference in this prospectus or any accompanying prospectus supplement, before you invest in the securities being offered under this prospectus.

The securities may be sold directly to you or through agents, underwriters and/or dealers that we may select, in each case on a continuous or delayed basis. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in the related prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is June 12, 2015.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf registration” process. Under this shelf registration process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we offer any of the securities, we will prepare a prospectus supplement that will contain certain specific information about the terms of that offering and the securities being offered thereby. The applicable prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Incorporation of Certain Information by Reference” in this prospectus in their entirety.

The registration statement that contains this prospectus, and the exhibits to the registration statement, contain additional information about us and the securities that we may offer under this prospectus. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of that contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by that reference and the exhibits and schedules thereto. The registration statement and exhibits can be read at the SEC’s web site or at the SEC office mentioned under the heading “Where You Can Find More Information” in this prospectus.

We may include agreements as exhibits to the registration statement of which this prospectus forms a part. In reviewing such agreements, please remember they are included to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about us or the other parties to the agreements. The agreements may contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and:

•	should not be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•

may have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures would not necessarily be reflected in the agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors in our securities; and

•

were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement, are subject to more recent developments and therefore may no longer be accurate.

References in this prospectus to “we,” “us,” “our,” “the Company” or “National General” or other similar terms mean National General Holdings Corp. and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.

RISK FACTORS

Our business is subject to uncertainties and risks and an investment in the securities being offered under this prospectus involves risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent Annual Report on Form 10-K, as updated by our Quarterly Reports on Form 10-Q and other SEC filings before investing in these securities. We may include additional risks related to the securities being offered in the prospectus supplement relating to that offering. It is possible that our business, financial condition, liquidity, results of operations and prospects could be materially adversely affected by any of these risks.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements that are intended to be covered by the safe harbors created by The Private Securities Litigation Reform Act of 1995. When we use words such as “anticipate,” “intend,” “plan,” “believe,” “estimate,” “expect,” “may,” “should,” or similar expressions, we do so to identify forward-looking statements. Examples of forward-looking statements include the plans and objectives of management for future operations, including those relating to future growth of our business activities and availability of funds, and are based on current expectations that involve assumptions that are difficult or impossible to predict accurately and many of which are beyond our control. In light of the risks and uncertainties inherent in all forward-looking statements, the inclusion or incorporation by reference of such statements in this prospectus should not be considered as a representation by us or any other person that our objectives or plans or other matters described in any forward-looking statement will be achieved. These statements are based on current plans, estimates assumptions and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. Important factors that could cause actual results to differ materially from those in such forward-looking statements are set forth in Item 1A “Risk Factors” in our Annual Report on Form 10-K and Quarterly Report on Form 10-Q and any applicable prospectus supplement offering our securities and include but are not limited to:

•	non-receipt of expected payments from insureds or reinsurers;

•	changes in interest rates;

•	a downgrade in the financial strength ratings of our insurance subsidiaries;

•	the effect of the performance of financial markets on our investment portfolio;

•	our ability to accurately underwrite and price our products and to maintain and establish accurate loss reserves;

•	estimates of the fair value of our life settlement contracts;

•	development of claims and the effect on loss reserves;

•	accuracy in projecting loss reserves;

•	the cost and availability of reinsurance coverage;

•	the effects of emerging claim and coverage issues;

•	changes in the demand for our products;

•	our degree of success in integrating of acquired businesses;

•	the effect of general economic conditions;

•	state and federal legislation, regulations and regulatory investigations into industry practices;

•	risks associated with conducting business outside the United States;

•	developments relating to existing agreements;

•	disruptions to our business relationships with Maiden Holdings, Ltd., AmTrust Financial Services, Inc., ACP Re Ltd. or third party agencies;

•	breaches in data security or other disruptions with our technology;

•	heightened competition;

•	changes in pricing environments; and

•	changes in asset valuations.

We caution that the foregoing list of important factors is not intended to be and is not exhaustive. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law, and all subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph. If one or more risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we projected. Any forward-looking statements included or incorporated by reference in this prospectus reflect our current view with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth, strategy and liquidity. Readers are cautioned not to place undue reliance on the forward-looking statements which speak only as of the dates of the documents in which such statements were made.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at its Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov or from our website at http://www.nationalgeneral.com. Our Code of Business Conduct and Ethics and our committee charters are also available on our website at http://www.nationalgeneral.com or in print upon written request addressed to our Corporate Secretary, National General Holdings Corp., 59 Maiden Lane, 38th Floor, New York, New York 10038. However, the information on our website does not constitute a part of, nor is it incorporated by reference in, this prospectus.

This prospectus forms part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act. As permitted by the SEC, this prospectus does not contain all the information in the registration statement filed with the SEC. For a more complete understanding of this offering, you should refer to the complete registration statement, including the exhibits thereto, on Form S-3 that may be obtained as described above. Statements contained in this prospectus or any prospectus supplement about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement of which this prospectus forms a part, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information which we file with the SEC. This means that we can disclose important information to you by referring you to the documents containing that information and that such information will be regarded as an important part of this prospectus.

We incorporate by reference the information contained in the documents listed below (other than information that is deemed not to be filed):

•	Annual Report on Form 10-K for the year ended December 31, 2014;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2015; and

•	Current Reports on Form 8-K filed with the SEC on March 27, 2015 and May 8, 2015.

We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, on or after the date of the filing of the registration statement and, in the case of any particular offering of securities, until such offering of securities is terminated (other than information in such documents that is deemed not to be filed). Our future filings with the SEC will automatically update and supersede any inconsistent information in this prospectus and in our other SEC filings and such outdated or inconsistent information will no longer be regarded as part of this prospectus.

Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02 or 7.01 of Form 8-K.

You may request a copy of any of these filings, at no cost, by writing or calling us at the following phone number or postal address:

Jeffrey Weissmann General Counsel and Secretary National General Holdings Corp. 59 Maiden Lane, 38th Floor

New York, New York 10038

(212) 380-9500

You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement and any free writing prospectus we have prepared or authorized for use with respect to a particular offering of our securities under this prospectus. We have not authorized anyone to provide you with different or additional information and, accordingly, you should not rely on any such information if it is provided to you. We are not making an offer to sell, or the solicitation of an offer to buy, any of these securities in any jurisdiction where an offer or sale is not permitted. You should not assume that the information contained in this prospectus or the applicable prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus or the applicable prospectus supplement, as the case may be, or that the information incorporated by reference herein and therein is accurate as of any date other than the date of the relevant report or other document in which such information is contained.

NATIONAL GENERAL HOLDINGS CORP.

We are a specialty personal lines insurance holding company. Through our subsidiaries, we provide a variety of insurance products, including personal and commercial automobile, supplemental health, homeowners and umbrella and other niche insurance products. We sell insurance products with a focus on underwriting profitability through a combination of our customized and predictive analytics and our technology driven low cost infrastructure.

Our automobile insurance products protect our customers against losses due to physical damage to their motor vehicles, bodily injury and liability to others for personal injury or property damage arising out of auto accidents. Our homeowners and umbrella insurance products protect our customers against losses to dwellings and contents from a variety of perils, as well as coverage for personal liability. We offer our property and casualty (“P&C”) insurance products through a network of approximately 19,000 independent agents, a number of affinity partners and through direct-response marketing programs. We have approximately one and a half million P&C policyholders.

We launched our accident and health (“A&H”) business in 2012 to provide accident and non-major medical health insurance products targeting our existing P&C policyholders and the anticipated emerging market of employed persons who are uninsured or underinsured. We market our and other carriers’ A&H insurance products through a multi-pronged distribution platform that includes a network of over 4,300 independent agents, direct-to-consumer marketing, wholesaling and worksite marketing.

We are licensed to operate in 50 states and the District of Columbia, but focus on underserved niche markets. Approximately 84% of our P&C premium written is originated in eleven core states: North Carolina, New York, California, Florida, New Jersey, Louisiana, Massachusetts, Connecticut, Texas, Virginia and Michigan. For the years ended December 31, 2014, 2013 and 2012, our gross premium written was $2,135 million, $1,339 million and $1,352 million, net premium written was $1,870 million, $679 million and $632 million and total consolidated revenues were $1,862 million, $932 million and $808 million, respectively.

Our company (formerly known as American Capital Acquisition Corporation) was formed in 2009 to acquire the private passenger auto business of the U.S. consumer property and casualty insurance segment of General Motors Acceptance Corporation (now known as Ally Financial), which operations date back to 1939. We acquired this business on March 1, 2010.

Our wholly owned subsidiaries include fifteen regulated domestic insurance companies, of which fourteen write primarily P&C insurance and one writes solely A&H insurance. Our insurance subsidiaries have been assigned an “A-” (Excellent) group rating by A.M. Best Company, Inc.

Our principal executive offices are located at 59 Maiden Lane, 38th Floor, New York, New York 10038, and our telephone number at that location is (212) 380-9500.

Our website address is http://www.nationalgeneral.com. Information contained in our website is not a part of, nor is it incorporated by reference in, this prospectus.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities for general corporate purposes, unless otherwise specified in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The below table indicates our ratio of earnings to fixed charges for the three months ended March 31, 2015 and the years ended December 31, 2014, 2013, 2012, 2011 and 2010.

	Three Months Ended March 31,	Year Ended December 31,
	2015	2014	2013	2012	2011	2010(2)
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends(1)	5.48x	7.25x	12.91x	7.45x	8.01x	26.73x

(1)

The ratio of earnings to fixed charges and preferred stock dividends was computed by dividing earnings by fixed charges and preferred stock dividends. For this purpose, earnings consists of (i) pre-tax income from continuing operations before adjustment for income or loss from equity investees, plus fixed charges, amortization of capitalized interest and distributed income of equity investees less (ii) capitalized interest and non-controlling interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges and preferred stock dividends consist of interest expensed and capitalized, and amortized premiums, discounts and capitalized expenses related to indebtedness, an estimate of the interest within rental expense and preferred stock dividends.

(2)	Inception (March 1, 2010) to December 31, 2010.

DESCRIPTION OF DEBT SECURITIES

The debt securities will be issued in one or more series under an indenture by and between us and The Bank of New York Mellon, as trustee. References herein to the “Indenture” refer to such indenture and references to the “Trustee” refer to such trustee or any other trustee for any particular series of debt securities issued under the Indenture. The terms of the debt securities of any series will be those specified in or pursuant to the Indenture and in the applicable debt securities of that series and those made part of the Indenture by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description of selected provisions of the Indenture and the debt securities is not complete, and the description of selected terms of the debt securities of a particular series included in the applicable prospectus supplement also will not be complete. You should review the Indenture and the form of the applicable debt securities, which have been or will be filed as exhibits to the registration statement of which this prospectus is a part or as exhibits to documents which have been or will be incorporated by reference in this prospectus. To obtain a copy of the Indenture or the form of the applicable debt securities, see “Where You Can Find More Information” in this prospectus. The following description of debt securities and the description of the debt securities of the particular series in the applicable prospectus supplement are qualified in their entirety by reference to all of the provisions of the Indenture and the applicable debt securities, which provisions, including defined terms, are incorporated by reference in this prospectus. Capitalized terms used but not defined in this section shall have the meanings assigned to those terms in the Indenture.

The following description of debt securities describes general terms and provisions of the series of debt securities to which any prospectus supplement may relate. When the debt securities of a particular series are offered for sale, the specific terms of such debt securities will be described in the applicable prospectus supplement. If any particular terms of such debt securities described in a prospectus supplement differ from any of the terms of the debt securities generally described in this prospectus, then the terms described in the applicable prospectus supplement will supersede the terms described in this prospectus.

General

The debt securities of each series will constitute our unsecured unsubordinated or subordinated obligations and will rank on a parity in right of payment with all of our other existing and future unsecured and unsubordinated or subordinated indebtedness, as the case may be. We may issue an unlimited principal amount of debt securities under the Indenture. The Indenture provides that debt securities of any series may be issued up to the aggregate principal amount which may be authorized from time to time by us. Please read the applicable prospectus supplement relating to the debt securities of the particular series being offered thereby for the specific terms of such debt securities, including, where applicable:

•	the title of the series of debt securities;

•	any limit on the aggregate principal amount of debt securities of the series;

•	the date or dates on which we will pay the principal of and premium, if any, on debt securities of the series, or the method or methods, if any, used to determine such date or dates;

•	the rate or rates, which may be fixed or variable, at which debt securities of the series will bear interest, if any, or the method or methods, if any, used to determine such rate or rates;

•	the basis used to calculate interest, if any, on the debt securities of the series if other than a 360-day year of twelve 30-day months;

•	the date or dates, if any, from which interest on the debt securities of the series will accrue, or the method or methods, if any, used to determine such date or dates;

•	the date or dates, if any, on which the interest on the debt securities of the series will be payable and the record dates for any such payment of interest;

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the manner in which, or the person to whom, any interest on any bearer security of the series of debt securities will be payable, if different than upon presentation and surrender of the coupons relating to the bearer security;

•	the terms and conditions, if any, upon which we are required to, or may, at our option, redeem debt securities of the series;

•	the terms and conditions, if any, upon which we will be required to repurchase debt securities of the series at the option of the holders of debt securities of the series;

•	whether the debt securities of any series are senior or subordinated obligations;

•	the terms of any sinking fund or analogous provision;

•	the portion of the principal amount of the debt securities of the series which will be payable upon acceleration if other than the full principal amount;

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the authorized denominations in which the series of debt securities will be issued, if other than minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof, in the case of registered securities, or denominations of $5,000, in the case of bearer securities;

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the place or places where (1) amounts due on the debt securities of the series will be payable, (2) the debt securities of the series may be surrendered for registration of transfer and exchange and, if applicable, for exchange for other securities or property, and (3) notices or demands to or upon us in respect of the debt securities of the series or the Indenture may be served, if different than the corporate trust office of the Trustee;

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if other than U.S. dollars, the currency or currencies in which purchases of, and payments on, the debt securities of the series must be made and the ability, if any, of us or the holders of debt securities of the series to elect for payments to be made in any other currency or currencies;

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whether the amount of payments on the debt securities of the series may be determined with reference to an index, formula, or other method or methods (any of those debt securities being referred to as “Indexed Securities”) and the manner used to determine those amounts;

•	any addition to, modification, or deletion of, any covenant or Event of Default with respect to debt securities of the series;

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whether the debt securities of the series will be issuable in registered or bearer form or both and whether any debt securities of the series will be issued in temporary or permanent global form and, if so, the identity of the depositary for the global debt securities; and

•	any other terms of debt securities of the series.

As used in this prospectus and any prospectus supplement relating to the offering of debt securities, references to the principal of and premium, if any, and interest, if any, on the debt securities of a series include additional amounts, if any, payable on the debt securities of such series in that context.

We may issue debt securities as original issue discount securities to be sold at a substantial discount below their principal amount. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder upon acceleration will be determined in the manner described in the applicable prospectus supplement. Material federal income tax and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

The terms of the debt securities of any series may differ from the terms of the debt securities of any other series, and the terms of particular debt securities within any series may differ from each other. Unless otherwise specified in the applicable prospectus supplement, we may, without the consent of, or notice to, the holders of the debt securities of any series, reopen an existing series of debt securities and issue additional debt securities of that series.

Other than to the extent provided with respect to the debt securities of a particular series and described in an applicable prospectus supplement, the Indenture does not contain any provisions that limit our ability to incur indebtedness or to substantially reduce or eliminate our consolidated assets, which may have an adverse effect on our ability to service our indebtedness (including the debt securities) or that would afford holders of the debt securities protection in the event of:

(1)	a highly leveraged or similar transaction involving us, our management, or any affiliate of any of those parties,

(2)	a change of control, or

(3)	a reorganization, restructuring, merger, or similar transaction involving us or our affiliates that may adversely affect the holders of our debt securities.

Registration, Transfer, Payment, and Paying Agent

Unless otherwise specified in the applicable prospectus supplement, each series of debt securities will be issued in registered form only, without coupons. The Indenture, however, provides that we may also issue debt securities in bearer form only, or in both registered and bearer form. Purchasers of bearer securities will be subject to certification procedures and may be affected by limitations under United States tax laws. The terms of the bearer securities of the particular series and the applicable procedures and limitations will be described in the applicable prospectus supplement.

Unless otherwise specified in the applicable prospectus supplement, registered securities will be issued in minimum denominations of $2,000 or any integral multiple of $1,000 in excess thereof, and bearer securities will be issued in denominations of $5,000.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will be payable and may be surrendered for registration of transfer or exchange and, if applicable, for exchange for other securities or property, at an office or agency maintained by us in the Borough of Manhattan, the City of New York. However, we, at our option, may make payments of interest on any interest payment date on any registered security by check mailed to the address of the person entitled to receive that payment or by wire transfer to an account maintained by the payee with a bank located in the United States.

Any interest not punctually paid or duly provided for on any interest payment date with respect to the debt securities of any series will forthwith cease to be payable to the holders of those debt securities on the applicable regular record date and may either be paid to the persons in whose names those debt securities are registered at the close of business on a special record date for the payment of the interest not punctually paid or duly provided for to be fixed by the Trustee, notice whereof shall be given to the holders of those debt securities not less than 10 days prior to the special record date, or may be paid at any time in any other lawful manner, all as completely described in the Indenture.

Subject to certain limitations imposed on debt securities issued in book-entry form, the debt securities of any series will be exchangeable for other debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of those debt securities at the designated place or places. In addition, subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for registration of transfer or exchange thereof at the designated place or places if duly endorsed or accompanied by a written instrument of transfer. No service charge shall be made for any registration of transfer or exchange, redemption or repayment of debt securities, or for any exchange of debt securities for other securities or property, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with certain of those transactions.

Unless otherwise specified in the applicable prospectus supplement, we will not be required to:

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issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series of like tenor and terms to be redeemed and ending at the close of business on the day of that selection;

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register the transfer of or exchange any registered security, or portion of any registered security, called for redemption, except the unredeemed portion of any registered security being redeemed in part; or

•	issue, register the transfer of or exchange a debt security which has been surrendered for repayment at the option of the holder, except the portion, if any, of the debt security not to be repaid.

Book-Entry Debt Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global debt securities. Global debt securities will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating thereto. Global debt securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing debt securities, a global debt security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

We anticipate that global debt securities will be deposited with, or on behalf of, The Depository Trust Company, or DTC, New York, New York, and that global debt securities will be registered in the name of DTC’s nominee, Cede & Co. We also anticipate that the following provisions will apply to the depository arrangements with respect to global debt securities. Additional or differing terms of the depository arrangements will be described in the applicable prospectus supplement.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, which eliminates the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, sometimes referred to in this prospectus as indirect participants, that clear transactions through or maintain a custodial relationship with a direct participant either directly or indirectly. Indirect participants include securities brokers and dealers, banks and trust companies. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of debt securities within the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of the actual purchaser or beneficial owner of a debt security is, in turn, recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased the debt securities. Transfers of ownership interests in debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the debt securities except in the limited circumstances described below.

To facilitate subsequent transfers, all debt securities deposited by participants with DTC will be registered in the name of DTC’s nominee, Cede & Co. The deposit of debt securities with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the debt securities. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participants to whose accounts the debt securities are credited. Those participants may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices shall be sent to DTC or its nominee. If less than all of the debt securities of a series are being redeemed, DTC will reduce the amount of the interest of direct participants in the debt securities in accordance with its procedures.

A beneficial owner of debt securities shall give notice to elect to have its debt securities repurchased or tendered, through its participant to the Trustee and shall effect delivery of such debt securities by causing the direct participant to transfer the participant’s interest in such debt securities, on DTC’s records, to the Trustee. The requirement for physical delivery of debt securities in connection with a repurchase or tender will be deemed satisfied when the ownership rights in such debt securities are transferred by direct participants on DTC’s records and followed by a book-entry credit of such debt securities to the Trustee’s DTC account.

In any case where a vote may be required with respect to the debt securities of any series, neither DTC nor Cede & Co. will give consents for or vote such global debt securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the debt securities are credited on the record date identified in a listing attached to the omnibus proxy.

Principal of and premium, if any, and interest, if any, on the global debt securities will be paid to Cede & Co., as nominee of DTC. DTC’s practice is to credit direct participants’ accounts on the relevant payment date unless DTC has reason to believe that it will not receive payments on the payment date. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any legal requirements in effect from time to time. Payment of principal, premium, if any, and interest, if any, to Cede & Co. is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except as described in this prospectus, owners of beneficial interests in a global debt security will not be entitled to have debt securities registered in their names and will not receive physical delivery of debt securities. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the debt securities and the Indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer or pledge beneficial interests in global debt securities.

DTC is under no obligation to provide its services as depositary for the debt securities of any series and may discontinue providing its services at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants under the rules and procedures governing DTC. As noted above, owners of beneficial interests in a global debt security will not receive certificates representing their interests. However, if

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DTC notifies us that it is unwilling or unable to continue as a depositary for the global debt securities of any series or if DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days of the notification or of our becoming aware of DTC’s ceasing to be so registered, as the case may be,

•	We determine, in our sole discretion, not to have the debt securities of any series represented by one or more global debt securities, or

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an Event of Default under the Indenture has occurred and is continuing with respect to the debt securities of any series and DTC wishes to exchange such global debt securities for definitive certificated debt securities,

We will prepare and deliver certificates for the debt securities of that series in exchange for beneficial interests in the global debt securities. Any beneficial interest in a global debt security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for debt securities in definitive certificated form registered in the names that the depositary shall direct. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global debt securities.

We obtained the information in this section and elsewhere in this prospectus concerning DTC and DTC’s book-entry system from sources that we believe to be reliable, but neither we nor any applicable underwriters, agents or dealers take any responsibility for the accuracy of this information.

Redemption and Repurchase

The debt securities of any series may be redeemable at our option or may be subject to mandatory redemption by us as required by a sinking fund or otherwise. In addition, the debt securities of any series may be subject to repurchase by us at the option of the holders. The applicable prospectus supplement will describe the terms and conditions regarding any optional or mandatory redemption or option to repurchase the debt securities of the related series.

Exchange

The terms and conditions, if any, on which debt securities of any series are exchangeable for shares of our common stock or other securities or property will be set forth in the applicable prospectus supplement.

Certain Covenants

Any material covenants applicable to the debt securities of any series not described in this prospectus will be specified in the applicable prospectus supplement.

Merger, Consolidation, and Transfer of Assets

The Indenture provides that we may not, in any transaction or series of related transactions, consolidate or amalgamate with or merge into any other person or sell, assign, transfer, lease or otherwise convey all or substantially all of our assets to any other person unless:

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either (1) we shall be the continuing person (in the case of a merger) or (2) the successor person (if other than us) formed by or resulting from the consolidation or amalgamation or merger or to which such sale, assignment, transfer, lease or other conveyance of all or substantially all of our properties and assets is made, shall be a corporation, partnership, association, limited liability company or other company and business trust, and such successor person shall expressly assume the due and punctual performance of all of our obligations under the Indenture and the debt securities outstanding thereunder;

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immediately after giving effect to such transaction or transactions, no Event of Default under the Indenture, and no event which, after notice or lapse of time or both would become an Event of Default under the Indenture, shall have occurred and be continuing; and

•	the Trustee shall have received an officer’s certificate and opinion of counsel from us to the effect that all conditions precedent have been satisfied.

Upon any consolidation or amalgamation by us with, or our merger into, any other person or any sale, assignment, transfer, lease, or conveyance of all or substantially all of our properties and assets to any person in accordance with the provisions of the Indenture described above, the successor person formed by the consolidation or amalgamation or into which we are merged or to which the sale, assignment, transfer, lease, or other conveyance is made shall succeed to, and be substituted for, us and may exercise every right and power of ours under the Indenture with the same effect as if such successor person had been named as us therein; and thereafter, except in the case of a lease, the predecessor person shall be released from all obligations and covenants under the Indenture and the debt securities issued under that Indenture.

Events of Default

Unless otherwise specified in the applicable prospectus supplement, an Event of Default with respect to the debt securities of any series is defined in the Indenture as being:

(1)	failure to pay interest for 30 days after the date payment is due and payable on any debt security of that series;

(2)	failure to pay principal or premium, if any, on any debt security of that series when due, whether at maturity, upon any redemption or exercise of a repurchase right, or otherwise;

(3)	failure to make any sinking fund payment or payment under any analogous provision when due with respect to any debt security of that series;

(4)	failure to perform any other covenant for 60 days after notice of such default was provided;

(5)	specified events of bankruptcy, insolvency, or reorganization with respect to us or any of our Significant Subsidiaries; or

(6)	any other Event of Default established for the debt securities of that series.

No Event of Default with respect to any particular series of debt securities necessarily constitutes an Event of Default with respect to any other series of debt securities. Events of Default with respect to our subordinated debt securities may be different than those with respect to our senior debt securities. The Trustee is required to give notice to holders of the debt securities of any series within 90 days after the Trustee has knowledge of a default relating to such debt securities, unless such default has been cured or waived; provided, however, that the Trustee may withhold such notice except a default in payment of principal, premium, if any, interest, if any, or sinking fund payments, if any, in respect of such debt securities or a default or in the delivery of securities or property upon exchange of such debt securities in accordance with their terms, if the Trustee, in good faith, determines it is in the best interest of such holders to do so.

If an Event of Default specified in clause (5) above occurs with respect to us and is continuing, then the principal of all the debt securities and accrued and unpaid interest, if any, thereon shall automatically become immediately due and payable. If any other Event of Default with respect to the debt securities of any series occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding may declare the principal of, or such lesser amount as may be specified in the terms of that series of debt securities, and accrued and unpaid interest, if any, thereon to be due and payable immediately. However, upon specified conditions, the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding may rescind and annul any such acceleration and its consequences.

The Indenture provides that no holders of debt securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or Trustee, or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, as well as an offer of indemnity reasonably satisfactory to it, and no inconsistent direction has been given to the Trustee during such 60-day period by the holders of a majority in aggregate principal amount of the debt securities of that series. Notwithstanding any other provision of the Indenture, the holder of a debt security will have the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest, if any, on that debt security on the respective due dates for those payments and, in the case of any debt security which is exchangeable for other securities or property, to exchange that debt security in accordance with its terms, and to institute suit for the enforcement of those payments and any right to effect such exchange, and this right shall not be impaired without the consent of such holder.

Subject to the provisions of the Trust Indenture Act requiring the Trustee, during the continuance of an Event of Default under the Indenture, to act with the requisite standard of care, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of debt securities of any series unless those holders have offered the Trustee reasonable indemnity. The holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee, provided that the direction would not (a) conflict with any rule of law or with the Indenture or with any series of debt securities, (b) involve the Trustee in personal liability against which indemnity would not be satisfactory, and (c) be unduly prejudicial to the rights of any other holders of the debt securities (or any other series), and the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

Within 120 days after the close of each fiscal year, we must deliver to the Trustee an officers’ certificate stating whether or not each certifying officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof.

Modification, Waivers, and Meetings

The Indenture permits us and the Trustee, with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series issued under the Indenture and affected by a modification or amendment (voting as separate classes), to modify or amend any of the provisions of the Indenture or of the debt securities of the applicable series or the rights of the holders of the debt securities of the applicable series under the Indenture. However, without obtaining the consent of the holder of each outstanding debt security affected thereby, no modification or amendment shall, among other things:

•	change the stated maturity of the principal of, or premium, if any, or any installment of interest, if any, on any debt securities,

•	reduce the principal of or any premium on any debt securities or reduce the rate (or modify the calculation of such rate) of interest on or the redemption or repurchase price of any debt securities,

•	reduce the amount of principal of any original issue discount securities that would be due and payable upon acceleration of the maturity of any debt security,

•	adversely affect any right of repayment or repurchase at the option of any holder,

•	change any place where or the currency in which any debt securities are payable,

•	adversely affect the right, if any, of holders to exchange any debt securities for other securities or property in accordance with their terms,

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impair the holder’s right to institute suit to enforce the payment of any debt securities on or after their stated maturity or redemption date, as the case may be, or the right to exchange any debt securities in accordance with their terms,

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reduce the percentage of the outstanding debt securities of any series whose holders must consent to any modification or amendment or any waiver of compliance with specific provisions of such Indenture or specified defaults under the Indenture and their consequences, or

•	reduce the requirements for a quorum or voting at a meeting of holders of the applicable debt securities.

The Indenture also contains provisions permitting us and the Trustee, without the consent of the holders of any debt securities, to modify or amend the Indenture, among other things:

•	to add to the Events of Default or covenants in a manner that benefits the holders of all or any series of debt securities issued under the Indenture;

•	to provide for security of debt securities of any series or add guarantees;

•	to add to or change any provisions of the Indenture to facilitate the issuance of bearer securities;

•	to establish the form or terms of debt securities of any series and any related coupons;

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to cure any ambiguity or correct or supplement any provision in the Indenture which may be defective or inconsistent with other provisions in the Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture, or to make any change necessary to comply with any requirement of the SEC in connection with the Indenture under the Trust Indenture Act, in each case which shall not adversely affect the interests of the holders of any series of debt securities;

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to amend or supplement any provision contained in the Indenture, provided that the amendment or supplement does not apply to any outstanding debt securities issued before the date of the amendment or supplement and entitled to the benefits of that provision; or

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to conform the terms of the Indenture or the debt securities to the description thereof contained in any prospectus or other offering document or memorandum relating to the offer and sale of those debt securities.

The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive our compliance with some of the restrictive provisions of the Indenture, which may include covenants, if any, which are specified in the applicable prospectus supplement. The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of all holders of debt securities of that series, waive any past default under the Indenture with respect to the debt securities of that series and its consequences, except a default (i) in the payment of the principal of, or premium, if any, or interest, if any, on the debt securities of that series, (ii) in the delivery of securities or property upon the exchange of any debt securities of that series in accordance with their terms, or (iii) in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding debt security of the affected series.

The Indenture contains provisions for convening meetings of the holders of a series of debt securities. A meeting may be called at any time by the Trustee, and also, upon our request, or the request of holders of at least 10% in aggregate principal amount of the outstanding debt securities of a series. Notice of a meeting must be given in accordance with the provisions of the Indenture. Except for any consent or waiver which must be given by the holder of each outstanding debt security affected in the manner described above, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum, as described below, is present may be adopted by the affirmative vote of the holders of a majority in aggregate principal amount of the outstanding debt securities of that series. However, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver, or other action which may be made, given or taken by the holders of a specified percentage, other than a majority, in aggregate principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of that specified percentage in aggregate principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the Indenture will be binding on all holders of debt securities of that series and the related coupons, if any.

Satisfaction and Discharge; Defeasance

Satisfaction and Discharge

We may satisfy and discharge our obligations under the Indenture by delivering to the Trustee for cancellation all outstanding debt securities of a particular series or by depositing with the Trustee or delivering to the holders, as applicable, after debt securities of a particular series have become due and payable, whether at the maturity date or otherwise, cash sufficient to pay all of the outstanding debt securities of that series and paying all other sums payable under the Indenture by us. Such discharge is subject to the other terms contained in the Indenture, including the requirement that we provide an officers’ certificate and opinion of counsel to the Trustee that all of the conditions precedent to the satisfaction and discharge have been satisfied.

Covenant Defeasance and Discharge

Additionally, at our option, either (a) we shall be deemed to have been “Discharged” from our obligations with respect to the outstanding debt securities of a particular series or (b) we shall cease to be under any obligation to comply with certain covenants in the Indenture and, if applicable, other covenants as may be specified in the applicable prospectus supplement at any time after the applicable conditions set forth below have been satisfied:

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we shall have deposited irrevocably with the Trustee (i) money in an amount, or (ii) U.S. government obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment, money in an amount, or (iii) a combination of (i) and (ii), sufficient (in the opinion of a nationally recognized registered public accounting firm) to pay and discharge each installment of and premium, if any, and interest on, the outstanding debt securities of the applicable series on the dates such installments of interest or principal and premium are due;

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no Event of Default or default which with notice or lapse of time or both would become an Event of Default with respect to debt securities of the applicable series shall have occurred and be continuing on the date of such deposit; and, in the case of debt securities being discharged, no Event of Default arising from specified events of bankruptcy, insolvency, or reorganization with respect to us or any of our Significant Subsidiaries or default which with notice or lapse of time or both would become such an Event of Default shall have occurred and be continuing during the period ending on the 91st day after the date of such deposit; and

•

we shall have delivered to the Trustee an opinion of counsel to the effect that holders of debt securities of the applicable series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of our exercise of our option as described in this paragraph and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such action had not been exercised and, in the case of debt securities being discharged, accompanied by a ruling to that effect received from or published by the Internal Revenue Service.

As used in “— Covenant Defeasance and Discharge”, “Discharged” means that we shall be deemed to have paid and discharged the applicable debt securities and to have satisfied all the obligations under the Indenture, except (a) the rights of holders of the debt securities to receive, from the trust fund, payment of the principal of and premium, if any, and interest on such debt securities when such payments are due, (b) certain of our obligations with respect to transfer and exchange of the debt securities and (c) the rights, powers, trusts, duties and immunities of the Trustee under the Indenture.

The applicable prospectus supplement may further describe the provisions, if any, permitting or restricting discharge or covenant defeasance with respect to the debt securities of a particular series.

Concerning the Trustee

The Indenture provides that there may be more than one Trustee under the Indenture, each with respect to one or more series of debt securities. If there are different Trustees for different series of debt securities, each Trustee will be a Trustee separate and apart from any other Trustee under the Indenture. Unless otherwise indicated in any applicable prospectus supplement, any action permitted to be taken by a Trustee may be taken by such Trustee only with respect to the one or more series of debt securities for which it is the Trustee under the Indenture. Any Trustee under the Indenture may resign or be removed with respect to one or more series of debt securities. All payments of principal of, and premium, if any, and interest on, and all registration, transfer, exchange, authentication and delivery (including authentication and delivery on original issuance of the debt securities) of, the debt securities of a series will be effected by the Trustee with respect to that series at an office designated by the trustee in the Borough of Manhattan, the City of New York.

Under the Trust Indenture Act, the Indenture is deemed to contain limitations on the right of the Trustee, should it become a creditor of ours, to obtain payment of claims in some cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee may engage in other transactions with us. If it acquires any conflicting interest relating to any of its duties with respect to the debt securities, however, it must eliminate the conflict or resign as Trustee.

The Bank of New York Mellon is the Trustee under the Indenture.

Governing Law

The Indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF COMMON STOCK

This section describes the general terms and provisions of our common stock that we may issue separately, upon exchange of a debt security, upon conversion of preferred stock, upon exercise of an equity warrant or in connection with a unit. The description set forth below of our common stock is only a summary. You should also refer to our second amended and restated certificate of incorporation (the “Certificate of Incorporation”), our amended and restated bylaws (the “Bylaws”) and Delaware law. See “Where You Can Find More Information” for information on how to obtain a copy of our Certificate of Incorporation and Bylaws.

Our Certificate of Incorporation authorizes the issuance of 150,000,000 shares of common stock, $0.01 par value per share, of which, at June 9, 2015, 93,631,551 shares were issued and outstanding.

Our common stock is listed on the NASDAQ Global Market under the symbol “NGHC.”

Voting Power

The holders of our common stock are entitled to one vote per share on any matter to be voted upon by stockholders.

The holders of common stock are not entitled to cumulative voting rights with respect to the election of directors, which means that the holders of a majority of the voting power of our common stock voted can elect all of the directors then standing for election.

Dividend

Holders of shares of common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor, subject to any contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock or debt securities. As described below in “Description of Preferred Stock,” holders of our 7.50% Non-Cumulative Preferred Stock, Series A, and 7.50% Non-Cumulative Preferred Stock, Series B, will be entitled to receive dividends in preference to and in priority over dividends on common stock and dividends on any future series of preferred stock may be cumulative or non-cumulative as determined by our board of directors.

Preemptive or Other Rights

Holders of our common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of our outstanding 7.50% Non-Cumulative Preferred Stock, Series A, and 7.50% Non-Cumulative Preferred Stock, Series B, and the holders of shares of any series of preferred stock which we may designate in the future.

Certain Anti-Takeover Effects of Provisions of Our Bylaws and Delaware Law

Special Meetings of Stockholders

Our Bylaws generally provide that special meetings of our stockholders may be called only by the chairman of the board of directors, the chief executive officer, the president or by resolution of the board of directors. Stockholders are not permitted to call a special meeting or require our board of directors to call a special meeting. At any special meeting of our stockholders, only such business will be conducted as has been specified in the notice of meeting given by or at the direction of our board of directors or otherwise properly brought before the special meeting by or at the direction of our board of directors.

No Cumulative Voting

The Delaware General Corporation Law (the “DGCL”) provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our Certificate of Incorporation does not provide for cumulative voting in the election of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Bylaws provide that stockholders seeking to bring business before a meeting of stockholders, or to nominate candidates for election as directors at a meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice must be delivered to our principal executive offices not less than 90 days nor more than 120 days prior to the meeting. Our Bylaws also specify certain requirements as to the form and content of a stockholder’s notice, including the stockholder’s ownership of the Company, synthetic equity transactions engaged in by the stockholder related to the Company, any proxies or voting agreements pursuant to which such stockholder has a right to vote shares of the Company, any stock borrowing agreements entered into by the stockholder related to the Company, any performance related fees the stockholder is entitled to based on changes in the value of the stock of the Company and any other information that would be required to be made in connection with a solicitation of proxies by such stockholder pursuant to Section 14(a) of the Exchange Act. Our Bylaws also require that such stockholder provide information concerning each item of business proposed by the stockholder and individuals nominated for election as a director, as applicable. Failure to timely comply with these provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Stockholder-Initiated Bylaw Amendments

Our Bylaws may be adopted, amended, altered or repealed by stockholders only upon approval of at least a majority of the voting power of all the then outstanding shares of our common stock. Additionally, our Bylaws may be amended, altered or repealed by the board of directors by a majority vote.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock are available for future issuances without stockholder approval and can be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Section 203 of the DGCL

We are subject to Section 203 of the DGCL. Subject to certain exceptions, Section 203 of the DGCL prohibits a public Delaware corporation from engaging in a business combination (as defined in such section) with an “interested stockholder” (defined generally as any person who beneficially owns 15% or more of the outstanding voting stock of such corporation or any person affiliated with such person) for a period of three years following the time that such stockholder became an interested stockholder, unless: (1) prior to such time the board of directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation at the time the transaction commenced (excluding for purposes of determining the voting stock of such corporation outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (a) by persons who are directors and also officers of such corporation and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (3) on or subsequent to such time, the business combination is approved by the board of directors of such corporation and authorized at a meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock of such corporation not owned by the interested stockholder.

Limitation of Liability and Indemnification Matters

As permitted by the DGCL, our Certificate of Incorporation includes provisions that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted under Delaware law.

Our Certificate of Incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law, and we may advance expenses to our directors, officers and employees in connection with a legal proceeding, subject to limited exceptions. As permitted by the DGCL, our Certificate of Incorporation provides that:

•	we will indemnify our directors and officers to the fullest extent permitted by the DGCL, subject to limited exceptions; and

•

we may purchase and maintain insurance on behalf of our current or former directors, officers, employees or agents against any liability asserted against them and incurred by them in any such capacity, or arising out of their status as such.

In addition, we expect to enter into indemnification agreements with each of our executive officers and directors pursuant to which each executive officer and director will be indemnified as described above (or furnished contribution by us if indemnification is unavailable) and will be advanced costs and expenses subject to delivery of an undertaking to repay any advanced amounts if it is ultimately determined that such executive officer or director is not entitled to indemnification for such costs and expenses.

Forum

Our Bylaws provide that, subject to certain exceptions, unless we consent in writing to an alternative forum, a state or federal court located in the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer, employee or agent of the Company to the Company or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, our Certificate of Incorporation or our Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine. The bylaw further provides that any person or entity purchasing or otherwise acquiring an interest in our shares of capital stock is deemed to have notice of and consented to the foregoing. Although we believe this provision benefits the Company by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, it may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees.

Transfer Agent

Our registrar and transfer agent for the shares is American Stock Transfer & Trust Company.

Insurance Regulations Concerning Change of Control

State insurance holding company laws require prior approval by the respective state insurance departments of any change of control of an insurer. “Control” is generally defined as the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the company, whether through the ownership of voting securities, by contract or otherwise. Control is generally presumed to exist through the direct or indirect ownership of 10% or more of the voting securities of a domestic insurance company or any entity that controls a domestic insurance company. In addition, two of our insurance subsidiaries are currently deemed to be commercially domiciled in Florida and, as such, are subject to regulation by the Florida Office of Insurance Regulation (“OIR”). Florida insurance law prohibits any person from acquiring 5% or more of our outstanding voting securities or those of any of our insurance subsidiaries without the prior approval of the Florida OIR. Any purchase of our shares that would result in the purchaser owning more than 10% of our voting securities will be presumed to result in the acquisition of control of our insurance subsidiaries and require prior regulatory approval.

DESCRIPTION OF PREFERRED STOCK

This section describes the general terms and provisions of the preferred stock that we may issue separately, upon exchange of a debt security, upon exercise of an equity warrant or in connection with a depositary share or unit. The applicable prospectus supplement will describe the specific terms, or modify the general terms, of any preferred stock offered through that prospectus supplement and any special federal income tax consequences of those preferred stock. We will file a certificate of amendment to our Certificate of Incorporation that contains the terms of each series of preferred stock. This certificate will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions, including any dividend, redemption, liquidation, sinking fund and conversion rights. The description set forth below is not complete and is subject to any certificate of amendment to our Certificate of Incorporation fixing the preferences, limitations and relative rights of a particular series of preferred stock. You should refer to these certificates for specific information on the preferred stock. See “Where You Can Find More Information” for information on how to obtain copies of certificates of amendment to our Certificate of Incorporation.

General

Our Certificate of Incorporation authorizes, subject to any limitations prescribed by law, the issuance of 10,000,000 preferred stock, $0.01 par value per share, in one or more series without shareholder approval. As of June 9, 2015, 2,200,000 shares of our 7.50% Non-Cumulative Preferred Stock, Series A, and 165,000 shares of our 7.50% Non-Cumulative Preferred Stock, Series B, were issued and outstanding.

Each such series of preferred stock will have the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as will be determined by the board of directors. The purpose of authorizing the board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays and uncertainties associated with a shareholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisition and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or discourage a third party from acquiring, a majority of our outstanding voting shares. Our board of directors may issue preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of our common stock. There are no current agreements or understandings for the issuance of preferred stock and our board of directors has no present intention to issue any preferred stock.

The preferred stock will be, when issued, fully paid and nonassessable. Unless otherwise specified in the applicable prospectus supplement, each series will rank on a parity as to dividends and distributions in the event of a liquidation with each other series of preferred stock and, in all cases, will be senior to our common stock.

Dividend Rights

Unless otherwise set forth in the applicable prospectus supplement, holders of our preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, out of our assets legally available therefor, cash dividends at the rates and on the dates as set forth in the applicable prospectus supplement. Holders of our preferred stock will be entitled to receive dividends in preference to and in priority over dividends on common stock and may be cumulative or non-cumulative as determined by our board of directors. We will generally be able to pay dividends and distribute assets to holders of our preferred stock only if we have satisfied our obligations on our debt that is then due and payable.

If the applicable prospectus supplement so provides, as long as any preferred stock is outstanding, no dividends will be declared or paid or any distributions will be made on our common stock unless the accrued dividends on each series of preferred stock have been declared and paid.

Each series of preferred stock will be entitled to dividends as described in the applicable prospectus supplement. Different series of preferred stock may be entitled to dividends at different dividend rates or based upon different methods of determination. Except as provided in the applicable prospectus supplement, no series of preferred stock will be entitled to participate in our earnings or assets.

Liquidation Preference

Upon our dissolution, liquidation or “winding up”, the holders of each series of preferred stock will be entitled to receive out of our assets, whether from capital, surplus or earnings, and before any distribution of any assets is made on common stock, the amount per share fixed by the board of directors for that series of preferred stock, as reflected in the applicable prospectus supplement, plus unpaid dividends, if any, to the date fixed for distribution. Unless otherwise indicated in the applicable prospectus supplement, holders of our preferred stock will be entitled to no further participation in any distribution made in conjunction with any dissolution, liquidation or “winding up.”

Redemption

A series of preferred stock may be redeemable, in whole or in part, at our option, and may be subject to mandatory redemption in connection with a sinking fund. The terms, times, redemption prices and types of consideration of the redemption will be set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the number of shares of the series that we will redeem in each year commencing after a specified date, at a specified redemption price per share, together with an amount equal to any accrued and unpaid dividends to the date of redemption.

If, after giving notice of redemption to the holders of a series of preferred stock, we deposit with a designated bank funds sufficient to redeem the series of preferred stock, then from and after the deposit, all shares called for redemption will no longer be outstanding for any purpose, other than the right to receive the redemption price and the right, if applicable, to convert the preferred stock into our common stock or other securities prior to the date fixed for redemption.

Except as indicated in the applicable prospectus supplement, the preferred stock is not subject to any mandatory redemption at the option of the holder.

Sinking Fund

The applicable prospectus supplement for any series of preferred stock will state the terms, if any, of a sinking fund for the purchase or redemption of that series.

Conversion and Exchange

The applicable prospectus supplement for any series of preferred stock will state the terms, if any, on which shares of that series are convertible into or exchangeable for shares of common stock or, if applicable, other securities.

Voting Rights

Under ordinary circumstances, the holders of preferred stock have no voting rights except as required by law. The applicable prospectus supplement may provide voting rights for holders of our preferred stock.

Transfer Agent and Registrar

We will select the transfer agent, registrar and dividend disbursement agent for a series of preferred stock, and each one will be described in the applicable prospectus supplement. The registrar for shares of preferred stock will send notices to shareholders of any meetings at which holders of our preferred stock have the right to vote on any matter.

DESCRIPTION OF DEPOSITARY SHARES

We may elect to offer depositary shares representing fractional interests in preferred stock. In this case, we will provide for the issuance by a depositary of depositary receipts for depositary shares. Each depositary share will represent fractional interests of preferred stock. We will deposit preferred stock underlying the depositary shares under a deposit agreement between us and a bank or trust company selected by us. The bank or trust company must have its principal office in the United States and a combined capital and surplus of at least $50 million. The depositary receipts will evidence the depositary shares issued under the deposit agreement.

The deposit agreement will contain terms applicable to the holders of our depositary shares in addition to the terms stated in the depositary receipts. Each holder of depositary shares will be entitled to all the rights and preferences of the preferred stock underlying the depositary shares in proportion to the applicable fractional interest in the underlying preferred stock. The depositary will issue the depositary receipts to individuals purchasing the fractional interests in shares of the related preferred stock according to the terms of the offering described in the applicable prospectus supplement.

The following description of the depositary shares does not purport to be complete and is subject to, and qualified in its entirety by, the deposit agreement and the depositary receipt relating to the preferred stock that is attached to the deposit agreement. You should read these documents as they, and not this description, define your rights as a holder of depositary shares. Forms of these documents have been or will be filed as exhibits to the registration statement of which this prospectus is a part or as exhibits to documents which have been or will be incorporated by reference in this prospectus.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received for the preferred stock to the holders of our depositary shares in proportion to the number of depositary shares that they own on the relevant record date. The depositary will distribute only an amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. The depositary will add the undistributed balance to, and treat it as part of, the next sum received by the depositary for distribution to holders of our depositary shares.

If there is a non-cash distribution, the depositary will distribute property received by it to the holders of our depositary shares in proportion, insofar as possible, to the number of depositary shares owned by them, unless the depositary determines, after consultation with us, that it is not feasible to make such distribution. If this occurs, the depositary may, with our approval, sell such property and distribute the net proceeds from the sale to the holders. The deposit agreement also will contain provisions relating to how any subscription or similar rights that we may offer to holders of the preferred stock will be available to the holders of the depositary shares.

Conversion, Exchange and Redemption

If the preferred stock underlying the depositary shares may be converted or exchanged, each holder of depositary receipts will have the right or obligation, as applicable, to convert or exchange the depositary shares represented by the depositary receipts.

Whenever we redeem preferred stock held by the depositary, the depositary will redeem, at the same time, the number of depositary shares representing the preferred stock. The depositary will redeem the depositary shares from the proceeds it receives from the corresponding redemption, in whole or in part, of the underlying preferred stock. The depositary will mail notice of redemption to the holders of the depositary shares that are to be redeemed between 30 and 60 days before the date fixed for redemption. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share on the underlying preferred stock. If less than all the depositary shares are to be redeemed, the depositary will select which shares to be redeemed by lot, proportionate allocation or any other method.

After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will end, except the right to receive money, securities or other property payable upon redemption.

Voting

When the depositary receives notice of a meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the particulars of the meeting to the holders of the depositary shares. Each holder of depositary shares on the record date may instruct the depositary on how to vote the preferred stock underlying the holder’s depositary shares. The depositary will try, if practical, to vote the number of preferred stock underlying the depositary shares according to the instructions. The depositary will abstain from voting preferred stock to the extent it does not receive specific instructions from the holders of our depositary shares representing such preferred stock. We will agree to take all reasonable action requested by the depositary to enable it to vote as instructed.

Record Date

Whenever (1) any cash dividend or other cash distribution shall become payable, any distribution other than cash shall be made, or any rights, preferences or privileges shall be offered with respect to the underlying preferred stock, or (2) the depositary shall receive notice of any meeting at which holders of the underlying preferred stock are entitled to vote or of which holders of the underlying preferred stock are entitled to notice, or of the mandatory conversion of or any election on our part to call for the redemption of any of the underlying preferred stock, the depositary shall in each such instance fix a record date (which shall be the same as the record date for the underlying preferred stock) for the determination of the holders (x) who shall be entitled to receive such dividend, distribution, rights, preferences or privileges or the net proceeds of the sale thereof or (y) who shall be entitled to give instructions for the exercise of voting rights at any such meeting or to receive notice of such meeting or of such redemption or conversion, subject to the provisions of the deposit agreement.

Amendments

We and the depositary may agree to amend the deposit agreement and the depositary receipt evidencing the depositary shares. Any amendment that (a) imposes or increases certain fees, taxes or other charges payable by the holders of the depositary shares as described in the deposit agreement or (b) otherwise prejudices any substantial existing right of holders of our depositary shares, will not take effect until 30 days after the depositary has mailed notice of the amendment to the record holders of our depositary shares. Any holder of depositary shares that continues to hold its shares at the end of the 30-day period will be deemed to have agreed to the amendment.

Termination

We may, at our option, direct the depositary to terminate the deposit agreement by mailing a notice of termination to holders of our depositary shares at least 30 days prior to termination. In addition, a deposit agreement will automatically terminate if:

•	the depositary has redeemed all related outstanding depositary shares, or

•	we have liquidated, terminated or wound up our business and the depositary has distributed the underlying preferred stock to the holders of the related depositary shares.

The depositary may likewise terminate the deposit agreement if at any time 60 days shall have expired after the depositary shall have delivered to us a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment. If any depositary receipts remain outstanding after the date of termination, the depositary thereafter will discontinue the transfer of depositary receipts, will suspend the distribution of dividends to the holders thereof, and will not give any further notices (other than notice of such termination) or perform any further acts under the deposit agreement except that the depositary will continue (1) to collect dividends on the underlying preferred stock and any other distributions with respect thereto and (2) to deliver the underlying preferred stock together with such dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property, without liability for interest thereon, in exchange for depositary receipts surrendered. At any time after the expiration of two years from the date of termination, the depositary may sell any underlying preferred stock then held by it at public or private sales, at such place or places and upon such terms as it deems proper and may thereafter hold the net proceeds of any such sale, together with any money and other property then held by it, without liability for interest thereon, for the pro rata benefit of the holders of our depositary receipts which have not been surrendered.

Payment of Fees and Expenses

We will pay all fees, charges and expenses of the depositary, including the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of our depositary shares will pay transfer and other taxes and governmental charges and any other charges as are stated in the deposit agreement for their accounts.

Resignation and Removal of Depositary

At any time, the depositary may resign by delivering written notice to us, and we may remove the depositary. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

Reports

The depositary will forward to the holders of our depositary shares all reports and communications from us that are delivered to the depositary and that we are required by law, the rules of an applicable securities exchange or our Certificate of Incorporation to furnish to the holders of the preferred stock. The depositary will not be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The deposit agreement limits our obligations and the depositary’s obligations to performance in good faith of the duties stated in the deposit agreement. The depositary will not be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preferred stock unless the holders of our depositary shares requesting the depository to do so furnish it with satisfactory indemnity. In performing our obligations, we and the depositary may rely upon the written advice of our counsel or accountants, on any information that competent people provide to us and on documents that we believe are genuine.

DESCRIPTION OF WARRANTS

This section describes the general terms and provisions of the warrants we may issue for the purchase of securities that may be offered under this prospectus. We may issue warrants independently or together with other securities offered by any prospectus supplement and may attach warrants to those securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the applicable prospectus supplement relating to the particular issue of the warrants. The warrant agent will act solely as our agent in connection with warrant certificates evidencing the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of certificates evidencing warrants or beneficial owners of warrants.

The following describes certain general terms and provisions of warrants we may offer. We will set forth further terms of the warrants and the applicable warrant agreement in the applicable prospectus supplement.

Warrants

The applicable prospectus supplement relating to a particular issue of warrants to issue preferred stock, depositary shares, common stock or other securities will describe the terms of those warrants, including the following, if applicable:

•	the title of the warrants;

•	offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the securities purchasable upon exercise of the warrants;

•	the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•	the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of securities that may be purchased upon exercise of a warrant and the price at which the securities may be purchased upon exercise;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	a discussion of material United States federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants;

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

•	any other information we think is important about the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase at the exercise price set forth in the applicable prospectus supplement the principal amount or number of securities being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered.

Until a holder exercises the warrants to purchase our securities, the holder will not have any rights as a holder of the applicable underlying securities by virtue of ownership of warrants.

DESCRIPTION OF UNITS

We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

Any applicable prospectus supplement will describe:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	any material provisions of the governing unit agreement that differ from those described above.

PLAN OF DISTRIBUTION

We may sell the offered securities in four ways: (i) to or through underwriters; (ii) to or through dealers; (iii) through agents and (iv) directly or through our subsidiaries to purchasers. If we sell the offered securities directly or through our subsidiaries to purchasers, we will only do so if our employees and other associated persons acting on our behalf in connection with the sale of the offered securities are not deemed to be “brokers” under the Exchange Act or otherwise qualify for the exemption under Rule 3a4-1 of the Exchange Act or any similar rule or regulation as the SEC may adopt and which shall be in effect at the time.

We may distribute the offered securities from time to time in one or more transactions at (i) a fixed price or prices, which may be changed, (ii) at market prices prevailing at the time of sale, (iii) at prices related to such market prices or (iv) at negotiated prices.

If underwriters are used in the offering of the offered securities, the names of the managing underwriter or underwriters and any other underwriters and certain terms of the offering, including compensation of the underwriters and dealers, if any, will be set forth in the applicable prospectus supplement. Only underwriters named in the applicable prospectus supplement will be deemed to be underwriters in connection with the offered securities described in that prospectus supplement. Firms not so named will have no direct or indirect participation in the underwriting of such securities, although such a firm may participate in the distribution of those securities under circumstances entitling that firm to a dealer’s commission. It is anticipated that any underwriting agreement pertaining to any offered securities will (i) entitle the underwriters to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution for payments which the underwriters may be required to make in respect thereof, (ii) provide that the obligations of the underwriters will be subject to certain conditions precedent and (iii) provide that the underwriters generally will be obligated to purchase all of the offered securities if any are purchased.

We also may sell the offered securities to a dealer as principal. If we sell the offered securities to a dealer as a principal, then the dealer may resell those securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transactions will be set forth in the applicable prospectus supplement.

The offered securities also may be offered through agents we may designate from time to time. The applicable prospectus supplement will contain the name of any such agent and the terms of its agency. Unless otherwise indicated in the prospectus supplement, any such agent will act on a best efforts basis for the period of its appointment.

As one of the means of direct issuance of the offered securities, we may utilize the services of any available electronic auction system to conduct an electronic “dutch auction” of the offered securities among potential purchasers who are eligible to participate in the auction of such securities, if so described in the prospectus supplement.

Dealers and agents named in a prospectus supplement may be deemed to be underwriters (within the meaning of the Securities Act) of the securities described in the prospectus supplement and, under agreements which may be entered into with us, may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution for payments which they may be required to make in respect of those liabilities.

The debt securities, preferred stock, depositary shares, warrants and units, when first issued, will have no established trading market. Any underwriters or agents to or through whom offered securities are sold by us for public offering and sale may make a market in such offered securities, but the underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any offered securities. The applicable prospectus supplement will set forth whether or not underwriters or agents may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of debt securities offered thereby at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

Underwriters, dealers and agents may engage in transactions with us or perform services for us in the ordinary course of business.

Offers to purchase the offered securities may be solicited directly by us or through our subsidiaries and sales thereof may be made by us directly to institutional investors or others. The terms of any such sales will be described in the applicable prospectus supplement.

We may offer our securities into an existing trading market on the terms described in the applicable prospectus supplement. Underwriters and dealers may participate in any at-the-market offerings.

LEGAL MATTERS

The legality of the securities will be passed upon for us by Sidley Austin LLP, New York, New York. The legality of the securities for any underwriters, dealers or agents will be passed upon by counsel as may be specified in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and schedules incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2014, have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$100,000,000

7.625% Subordinated Notes due 2055

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Morgan Stanley

UBS Investment Bank

Keefe, Bruyette & Woods

                    A Stifel Company

Co-Manager

JMP Securities

August 11, 2015